                                 SCHEDULE 14A
                                (Rule 14a-101)

                   INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
               Proxy Statement Pursuant to Section 14(a) of the
             Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant [X]

    Filed by a Party other than the Registrant [ ]

    Check the appropriate box:

    [ ] Preliminary Proxy Statement

    [X] Definitive Proxy Statement

    [ ] Definitive Additional Materials

    [ ] Soliciting Material Pursuant to Section 240-14a.11(c) or
        Section 240.14a-12


                              Ford Motor Company
- -------------------------------------------------------------------------------
               (Name of Registrant as Specified in Its Charter)


                              Ford Motor Company
- -------------------------------------------------------------------------------
                  (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (Check the appropriate box):

    [X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2)

    [ ] $500 per each party to the controversy pursuant to Exchange Act
        Rule 14a-6(i)(3)

    [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

        ------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------


    * Set forth the amount on which the filing fee is calculated and state how it was determined.

    [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------

    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

    (3) Filing Party:

        ------------------------------------------------------------------------

    (4) Date Filed:

        ------------------------------------------------------------------------

                                 [FORD LOGO]

Ford Motor Company                                             The American Road
                                                   Dearborn, Michigan 48121-1899

                                                                   April 9, 1996

TO OUR STOCKHOLDERS:

Our 1996 Annual Meeting will be held at the Kansas City Marriott Downtown Hotel, Kansas City, Missouri, on Thursday, May 9, 1996.

The host city for this year's Annual Meeting is home to our Kansas City Assembly Plant, which is celebrating its 45th anniversary this year. The plant is a state-of-the-art facility that builds Ford Contour and Mercury Mystique cars as well as the all new 1997 F-Series pickup truck. With about 5,000 employees, the plant is one of the largest employers in the Kansas City area.

Contour and Mystique are world cars in the truest sense, drawing upon the best of the Company's global engineering, manufacturing and technical resources. Together with the Mondeo, their European counterpart, they combine advanced technologies with excellent value for our customers. The Ford F-Series pickup truck continues to be the best-selling vehicle in the United States -- a distinction it has now held each year for the last 14 years.

In selecting Kansas City for this year's Annual Meeting, the Board wanted to express the Company's appreciation to our Kansas City employees for the commitment and contributions they have made to the Company's success.

We urge you to read the Notice of Meeting and Proxy Statement so you may be informed about the business to come before the meeting. At your earliest convenience, please sign and return the accompanying Proxy Card in the postage-paid envelope. To make sure that your shares will be represented, you should sign and return the Proxy Card whether or not you plan to attend the meeting.

The Annual Meeting will start promptly at 10 A.M., Central Daylight Time. If you would like to attend, please see the instructions on page 42.

                                                 ALEX TROTMAN
                                                 ALEX TROTMAN
                                                 Chairman of the Board

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

         PLEASE FILL IN, DATE, SIGN AND MAIL PROMPTLY THE ACCOMPANYING PROXY CARD IN THE RETURN ENVELOPE FURNISHED FOR THAT PURPOSE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The Annual Meeting of Stockholders of Ford Motor Company, a Delaware corporation, will be held at the Kansas City Marriott Downtown Hotel, 200 W. 12th Street, Kansas City, Missouri, on Thursday, May 9, 1996, at 10:00 A.M., Central Daylight Time, for the election of directors and for the following purposes:

1. To consider and take action upon a proposal to ratify the selection, by the Audit Committee of the Board of Directors, of Coopers & Lybrand L.L.P. as independent public accountants to audit the books of account and other corporate records of the Company for 1996 (designated as Proposal 1 in the accompanying Proxy Statement).

2. To consider and take action upon a proposal of certain stockholders relating to the establishment of term limits for outside directors, if such proposal should be presented at the meeting (designated as Proposal 2 in the accompanying Proxy Statement).

3. To consider and take action upon a proposal of a certain stockholder relating to the discontinuance of stock options, rights and stock appreciation rights for management and the Board of Directors, if such proposal should be presented at the meeting (designated as Proposal 3 in the accompanying Proxy Statement).

4. To consider and take action upon a proposal of a certain stockholder relating to salary increases and stock option grants for executive officers and directors in the event the dividend is cut, if such proposal should be presented at the meeting (designated as Proposal 4 in the accompanying Proxy Statement).

5. To consider and take action upon a proposal by certain stockholders relating to a report on the Company's standards for its international operations, if such proposal should be presented at the meeting (designated as Proposal 5 in the accompanying Proxy Statement).

6. To consider and take action upon a proposal by certain stockholders relating to the MacBride Principles for employment in Northern Ireland, if such proposal should be presented at the meeting (designated as Proposal 6 in the accompanying Proxy Statement).

The determination of stockholders entitled to notice of and to vote at the meeting shall be made as of the close of business on March 11, 1996, the record date fixed by the Board of Directors for such purpose. The place and time of the meeting, set forth above, have been determined by the Board of Directors in accordance with the By-Laws of the Company.

                                        By Order of the Board of Directors,

                                                    JOHN M. RINTAMAKI
                                                    JOHN M. RINTAMAKI
                                                        Secretary

April 9, 1996

                                                  FORD MOTOR COMPANY
                                                  THE AMERICAN ROAD
PROXY STATEMENT                  April 9, 1996    DEARBORN, MICHIGAN 48121-1899

This Proxy Statement is furnished in connection with the solicitation, at the direction of the Board of Directors of the Company, of proxies to be used at the Annual Meeting of Stockholders to be held on May 9, 1996. It is expected that this Proxy Statement and the accompanying form of proxy will be mailed to stockholders beginning April 9, 1996.

Holders of record of Common Stock and holders of record of Class B Stock at the close of business on March 11, 1996 will be entitled to vote at the meeting. On that date 1,098,791,350 shares of Common Stock and 70,852,076 shares of Class B Stock were issued and outstanding. Each stockholder is entitled to one vote for each share of Common Stock, and 10.339 votes for each share of Class B Stock, held by such stockholder. Under the Company's Certificate of Incorporation, holders of Common Stock in the aggregate presently have 60% of the general voting power and holders of Class B Stock in the aggregate have the remaining 40% of the general voting power. Holders of Common Stock and holders of Class B Stock will vote together without regard to class upon the matters to come before the meeting. Holders of the Company's Series A Cumulative Convertible Preferred Stock ("Series A Preferred Stock") and Series B Cumulative Preferred Stock ("Series B Preferred Stock") have no voting rights at this meeting.

Under the provisions of the Company's Savings and Stock Investment Plan for Salaried Employees, 121,782,001 shares of Common Stock of the Company held by the Trustee may be voted at the meeting pursuant to confidential instructions from participating employees.

Shares represented by a proxy in the accompanying form, unless previously revoked, will be voted at the meeting if the proxy is returned to the Company properly executed and in sufficient time to permit the necessary examination and tabulation of the proxy before a vote is taken. The form of proxy permits a specification as to whether or not shares represented by the proxy are to be voted for the election of all nominees for director or are to be withheld from certain nominees for director. The form of proxy also permits the specification of approval, disapproval or abstention as to each of six proposals, designated as Proposal 1, Proposal 2, Proposal 3, Proposal 4, Proposal 5 and Proposal 6, set forth in full and commented upon in this Proxy Statement.

Proposal 1 will be presented at the meeting by management, and Proposals 2 through 6 may be presented by stockholders. Where a choice has been specified in the proxy, the shares represented by the proxy will be voted or the votes withheld in accordance with the specification. IF NO SPECIFICATION IS INDICATED, THE SHARES WILL BE VOTED "FOR" THE ELECTION OF ALL NOMINEES FOR DIRECTOR AS SET FORTH UNDER "ELECTION OF DIRECTORS" BELOW AND "FOR" PROPOSAL 1 AND "AGAINST" PROPOSALS 2, 3, 4, 5 AND 6. Proxies may be revoked, at any time before they are exercised, by written notice to the Secretary, by timely submission of a properly executed later-dated proxy or by voting in person at the meeting.

The vote required for the election of directors and the approval of each of Proposals 1 through 6 is a majority of the votes that could be cast in the election or on such Proposal by stockholders who are present in person or represented by proxy at the meeting, computed in the case of each share as described in the second paragraph on this page.

The total number of votes that could be cast at the meeting is the sum of votes cast and abstentions. Abstentions are counted as "shares present" at the meeting for purposes of determining the presence of a quorum and have the effect of a vote "against" any matter as to which they are specified. Broker nonvotes with respect to any matter are not considered "shares present" and will not affect the outcome of the vote on such matter.

Any stockholder proposal intended for inclusion in the proxy material for the 1997 Annual Meeting of Stockholders must be received by the Company by December 11, 1996.

The management knows of no other matter to be presented at the meeting which would be a proper subject for action by the stockholders of the Company. The By-Laws of the Company provide that no business other than that stated in the notice of meeting shall be transacted at any meeting of stockholders. If any other matter should be presented at the meeting upon which a vote properly may be taken, it is intended that shares represented by proxies in the accompanying form will be voted with respect thereto in accordance with the judgment of the person or persons voting such shares.

ELECTION OF DIRECTORS

Thirteen directors are to be elected at the meeting, each to serve until the next annual meeting of stockholders and until the director's successor shall have been elected and shall have qualified. Two of the current directors, Colby
H. Chandler and Kenneth H. Olsen, reached age 70 prior to the date of this year's Annual Meeting and, in accordance with the Company's By-Laws, are not standing for re-election. It is intended that shares represented by proxies in the accompanying form will be voted FOR THE ELECTION OF ALL OF THE NOMINEES NAMED IN THE FOLLOWING PAGES, UNLESS A CONTRARY DIRECTION IS INDICATED.

The Board of Directors met nine times during 1995. Each of the nominees is a member of the present Board of Directors.

If some unexpected occurrence should make necessary, in the judgment of the Board of Directors, the substitution of some other person for any of the nominees, shares represented by proxies in the accompanying form will be voted FOR SUCH OTHER PERSON AS THE BOARD OF DIRECTORS MAY SELECT. Information concerning the nominees for election as directors is set forth below. Each nominee has furnished to the Company the information included with respect to beneficial ownership of equity securities of the Company and its subsidiaries as of March 1, 1996 (except as otherwise noted), and, if not employed by the Company, the nominee's principal occupation. No nominee (including nominees who are named executive officers in the Summary Compensation Table on page 22) beneficially owned more than 0.2% of the total outstanding Common Stock, Series A Preferred Stock or Series B Preferred Stock of the Company. Present directors and executive officers as a group, including the named executives listed in the Summary Compensation Table on page 22, beneficially owned 4,477,764 shares (0.4%) of Common Stock and 1,000 depositary shares representing Series A Preferred Stock (less than 0.1%). In addition, they held stock options exercisable within 60 days after March 1, 1996 for the acquisition of 3,740,150 shares of Common Stock under the Company's stock option plans. See pages 24-26 for additional information on stock options. See pages 3, 4 and 10 for information on ownership of Class B Stock.

NOMINEES

Age, Principal Occupation and
Year First Became a Director
                    Other Information
- --------------------------------------------------------------------------------

MICHAEL D. DINGMAN         Committee Memberships: Compensation and Option; Finance; Organization Review and
[PHOTO]                    Nominating. Mr. Dingman is a director and Chief Executive Officer of Stratton
                           Investments Company, Limited, a holding company with investments in the Czech
Michael D. Dingman, 64     Republic and Russia, and President and Chief Executive Officer of Shipston Group
President and Chief        Ltd., a diversified international holding company. In addition, he became Chairman
Executive Officer,         of Fisher Scientific International Inc. and Chairman and Chief Executive Officer
Shipston Group Ltd.,       of Abex Inc. when they became public companies in 1991 and 1992, respectively, and
Nassau, Bahamas            had been Chairman or President of their predecessor companies since 1970. He also
1981                       served as Chairman of the Board and Chief Executive Officer of The General
                           Chemical Group Inc., a major manufacturer of industrial products, from 1989 to
                           1994. Mr. Dingman was educated at the University of Maryland, where he received an honorary degree of Doctor of Science in Business and Management in 1989 and
                           endowed the Michael D. Dingman Center for Entrepreneurship. He is a trustee of The
                           John A. Hartford Foundation.
                           SHARES BENEFICIALLY OWNED: Ford Motor Company Common Stock, 12,400(1)(3); Common
                           Stock Units, 45,094.(2)

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
EDSEL B. FORD II [PHOTO]   Committee Membership: Finance. Mr. Ford joined Ford Motor Company in January 1974 after graduation from Babson College in 1973 with a bachelor's degree in business
Edsel B. Ford II, 47       administration. He has held a number of positions in Ford Motor Company and, in
Vice President, Ford       1983, became the Advertising Manager of Ford Division. In 1985, he became General
Motor Company and          Marketing Manager, Lincoln-Mercury Division and in 1987 was appointed General
President and Chief        Sales Manager of Lincoln-Mercury Division. He became Executive Director, Marketing
Operating Officer,         Staff on July 1, 1989 and President and Chief Operating Officer, Ford Motor Credit
Ford Motor Credit          Company, on May 1, 1991. Mr. Ford was elected a Vice President of the Company on
Company                    December 9, 1993. Mr. Ford completed the management development program at the
1988                       Harvard Business School in 1981. He is Chairman of the Edsel and Eleanor Ford
                           House and CATCH (Caring Athletes Team for Children's and Henry Ford Hospitals);
                           Vice Chairman of the Salvation Army National Advisory Board; and a Trustee of the
                           Henry Ford Museum and Greenfield Village.
                           SHARES BENEFICIALLY OWNED: Ford Motor Company Common Stock, 139,557(3)(4); Ford
                           Motor Company Class B Stock, 5,436,256 (7.7% of the outstanding Class B Stock)(5).

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                                        3

Age, Principal Occupation and
Year First Became a Director
                    Other Information

- --------------------------------------------------------------------------------

WILLIAM CLAY FORD          Committee Memberships: Finance; Organization Review and Nominating. Mr. Ford
[PHOTO]                    served as Vice Chairman of the Board of Directors from April 1980 until he retired in 1989, and as Chairman of the Finance Committee of the Board of Directors from
William Clay Ford, 71      November 1987 until January 1, 1995. Mr. Ford was employed by the Company since
Retired Chairman of the    his graduation from Yale University in 1949. He was a Vice President from 1953 and
Finance Committee          had the overall staff supervision of the Company's product design programs from
1948                       1956 until April 10, 1980, when he was elected Vice Chairman of the Board of
                           Directors. He was a member of the Policy and Strategy Committee and Chairman of the Design Committee. Prior to 1956, Mr. Ford served in the following positions:
                           1954 -- General Manager, Continental Division; and 1955 -- Group Director, Lincoln
                           and Continental Divisions. On June 8, 1978, he became Chairman of the Executive
                           Committee of the Board of Directors and was named a member of the Office of the
                           Chief Executive. Mr. Ford is Chairman Emeritus of The Edison Institute, which operates Henry Ford Museum and Greenfield Village in Dearborn, Michigan. He is an
                           honorary life trustee of the Eisenhower Medical Center, Palm Desert, California,
                           and owner and President of The Detroit Lions, Inc.
                           SHARES BENEFICIALLY OWNED: Ford Motor Company Common Stock, 1,684,833(1)(4)(6)
                           Ford Motor Company Class B Stock, 16,626,660 (23.5% of the outstanding Class B
                           Stock)(5).

- --------------------------------------------------------------------------------

WILLIAM CLAY FORD, JR.     Committee Memberships: Finance; Organization Review and Nominating. Mr. Ford
  [PHOTO]                  joined Ford Motor Company in 1979. He graduated from Princeton University with a bachelor's degree in history and earned a master's degree in management as an
William Clay Ford, Jr.,    Alfred P. Sloan Fellow at the Massachusetts Institute of Technology. He began as a
38                         Product Planning Analyst in Advanced Vehicles Development. In 1982 he became Zone
Chairman of the            Manager, New York-New Jersey area, Ford Division District Sales. In 1984 he became
Finance Committee          an International Finance Division Specialist, Finance Staff; in 1985, Planning
1988                       Manager, Car Product Development; in 1986, Director, Commercial Vehicle Marketing,
                           Ford of Europe; in 1987, Chairman and Managing Director, Ford Switzerland; and in
                           1989, he became Manager, Heavy Truck Engineering and Manufacturing. In March 1990,
                           he became Director, and in March 1991, Executive Director, Business Strategy --
                           Ford Automotive Group. He became General Manager, Climate Control Division in
                           August 1992. Mr. Ford was elected Vice President -- Commercial Truck Vehicle
                           Center on May 1, 1994, and served in that capacity until January 1, 1995, when he resigned from active management of the Company. He was elected Chairman of the
                           Finance Committee of the Board of Directors effective January 1, 1995. Mr. Ford is
                           Vice Chairman of The Detroit Lions, Inc. and a trustee of The Edison Institute, which operates Henry Ford Museum and Greenfield Village. He also is a trustee of the Henry Ford Health System, a member of the World Economic Forum's Global
                           Leaders for Tomorrow, Vice Chair of the Greater Downtown Partnership, Inc. Board
                           of Directors, and a member of the Finance Committee and other committees of the
                           National Football League.
                           SHARES BENEFICIALLY OWNED: Ford Motor Company Common Stock, 83,884(1)(4); Ford
                           Motor Company Class B Stock, 3,169,450 (4.5% of the outstanding Class B Stock)(5).

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                                        4

Age, Principal Occupation and
Year First Became a Director
                    Other Information

- --------------------------------------------------------------------------------

ROBERTO C. GOIZUETA        Committee Memberships: Compensation and Option; Organization Review and Nominat-
  [PHOTO]                  ing. Mr. Goizueta has been Chairman of the Board and Chief Executive Officer of
                           The Coca-Cola Company since 1981. He has been associated with The Coca-Cola
Roberto C. Goizueta, 64    Company since 1954 and was elected to the following positions there: Vice
Chairman of the Board      President, in 1966, Senior Vice President, Technical Division, in 1974, Executive
and Chief Executive        Vice President, in 1975, Vice Chairman, in 1979, President, Chief Operating
Officer,                   Officer and Director, in 1980. Mr. Goizueta received a bachelor's degree in
The Coca-Cola Company,     chemical engineering from Yale University. He is a director of Eastman Kodak
Atlanta, Georgia           Company, SONAT Inc., SunTrust Banks, Inc., SunTrust Banks of Georgia, Inc. and
1983                       SunTrust Bank, Atlanta. He is a trustee of Emory University and The American
                           Assembly and a member of The Business Council.
                           SHARES BENEFICIALLY OWNED: Ford Motor Company Common Stock, 8,500.(1)

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
IRVINE O. HOCKADAY, JR.    Committee Memberships: Audit; Organization Review and Nominating. Mr. Hockaday has
  [PHOTO]                  been President and Chief Executive Officer of Hallmark Cards, Inc. since January
                           1, 1986, and a director since 1978. He had been the Executive Vice President of
Irvine O. Hockaday, Jr.,   Hallmark Cards, Inc. since July 1, 1983. Prior to that date, he had held a number
59                         of executive positions with Kansas City Southern Industries, Inc., and became its
President and Chief        President and Chief Executive Officer in 1981. Mr. Hockaday earned his bachelor of
Executive Officer,         arts degree from Princeton in 1958 and his law degree from the University of
Hallmark Cards, Inc.,      Michigan in 1961. Mr. Hockaday is a director of Dow Jones, Inc. and UtiliCorp
Kansas City, Missouri      United, Inc. He also is a trustee of the Hall Family Foundations.
1987                       SHARES BENEFICIALLY OWNED: Ford Motor Company Common Stock, 6,000(1); Common Stock
                           Units, 2,094.(2)

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                                        5

Age, Principal Occupation and
Year First Became a Director
                    Other Information

- --------------------------------------------------------------------------------

MARIE-JOSEE KRAVIS         Committee Memberships: Finance; Organization Review and Nominating. Mrs. Kravis
[PHOTO]                    was appointed a senior fellow of the Hudson Institute Inc. in 1994. Prior to that time, and since 1978, she served as the Executive Director of the Hudson Institute
Marie-Josee Kravis, 46     of Canada. She was a financial analyst for the Power Corporation of Canada from
Senior Fellow, Hudson      1969 to 1971, and served as Special Assistant to the Minister of Supply and
Institute Inc.,            Services of Canada from 1971 to 1973. From 1973 to 1976 she was an economist with
Indianapolis, Indiana      the Hudson Institute (U.S.A.). Mrs. Kravis was Vice Chair of the Canadian Royal
1995                       Commission on National Passenger Transportation, a member of the Quebec government's Consultative Committee on Financial Institutions and of the Board of
                           Trustees of the Hudson Institute. She is a member of the bi-national Dispute
                           Settlement Panel established under the Canada-U.S. Free Trade Accord, and currently is an adjunct fellow of the Council on Foreign Relations in New York
                           City. Mrs. Kravis holds degrees in economics from the University of Quebec and the
                           University of Ottawa and honorary degrees from the University of Windsor and
                           Laurentian University. She is a director of Canadian Imperial Bank of Commerce,
                           Hasbro Inc., Hollinger International Inc., The Molson Companies Ltd., The Seagram
                           Co. Ltd. and Unimedia Inc.
                           SHARES BENEFICIALLY OWNED: Ford Motor Company Common Stock, 3,000(1); Common
                           Stock Units, 984.(2)

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
DREW LEWIS [PHOTO]         Committee Memberships: Compensation and Option; Organization Review and Nominat-
                           ing. Mr. Lewis became Chairman and Chief Executive Officer of Union Pacific
Drew Lewis, 64             Corporation on October 1, 1987, after serving as President and Chief Operating
Chairman and Chief         Officer since October 15, 1986. He has been a Director of Union Pacific
Executive Officer,         Corporation since January 30, 1986 and was Chairman and Chief Executive Officer of
Union Pacific              Union Pacific Railroad Company from April 1, 1986 to October 15, 1986. Prior to
Corporation,               that date and since 1983, he had been Chairman of the Board and Chief Executive
Bethlehem, Pennsylvania    Officer of Warner Amex Cable Communications Inc. He served as Secretary of
1986                       Transportation between 1981 and 1983. Mr. Lewis is a director of American Express
                           Company, AT&T Co., FPL Group, Inc., Gannett Co., Inc. and Union Pacific Resources
                           Group.
                           SHARES BENEFICIALLY OWNED: Ford Motor Company Common Stock, 16,000.(1)

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                                        6

Age, Principal Occupation and
Year First Became a Director
                    Other Information

- --------------------------------------------------------------------------------

ELLEN R. MARRAM [PHOTO]    Committee Memberships: Audit; Organization Review and Nominating. Ms. Marram
                           became President of The Seagram Beverage Group and Executive Vice President of The
Ellen R. Marram, 49        Seagram Company Ltd. and Joseph E. Seagram & Sons Inc. in May 1993. She served as
President, The Seagram     Senior Vice President of the Nabisco Foods Group and President of Nabisco Biscuit
Beverage Group,            Company from June 1988 until April 1993. She was President, Nabisco Grocery
New York, New York         Division from 1987 to 1988. Prior to that time, she held a number of executive and
1988                       marketing positions at Nabisco/Standard Brands, Johnson & Johnson and Lever
                           Brothers. Ms. Marram received a bachelor's degree from Wellesley College in 1968 and a master's degree in business administration from Harvard Business School in
                           1970. She is a director of the Advertising Council and Personalized Media
                           Communications, LLC, and a member of the GMA Industry Productivity Council and the
                           Associates of Harvard Business School.
                           SHARES BENEFICIALLY OWNED: Ford Motor Company Common Stock, 6,000(1); Common Stock
                           Units, 5,033.(2)

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
CARL E. REICHARDT          Committee Memberships: Finance; Organization Review and Nominating. Mr. Reichardt
[PHOTO]                    served as Chairman of the Board and Chief Executive Officer of Wells Fargo &
                           Company from 1983 until his retirement on December 31, 1994. He became associated
Carl E. Reichardt, 64      with Wells Fargo & Company in 1970 and was elected President of Wells Fargo Bank,
Retired Chairman of        N.A., in 1978. He was elected to the following positions with Wells Fargo &
the Board and Chief        Company: Executive Vice President in 1973, President in 1979, and Chief Operating
Executive Officer,         Officer in 1981. Mr. Reichardt received a bachelor's degree in economics from the
Wells Fargo & Company,     University of Southern California. His directorships include Wells Fargo &
San Francisco,             Company, Wells Fargo Bank, N.A., Columbia/HCA Healthcare Corporation, Con Agra,
California                 Inc., McKesson Corporation, Newhall Management Corporation, Pacific Gas and
1986                       Electric Company and SunAmerica Inc.
                           SHARES BENEFICIALLY OWNED: Ford Motor Company Common Stock, 20,000.(1)

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                                        7

Age, Principal Occupation and
Year First Became a Director
                    Other Information

- --------------------------------------------------------------------------------

JOHN L. THORNTON [PHOTO]   Committee Memberships: Audit; Organization Review and Nominating. Mr. Thornton has
                           been a general partner of Goldman, Sachs & Co. since 1988, having joined that firm
John L. Thornton, 42       in 1980. Mr. Thornton was educated at the Hotchkiss School, Harvard College,
Partner, Goldman, Sachs    Oxford University and the Yale School of Organization and Management. He is a
& Co., London, England     director of British Sky Broadcasting Group PLC, Laura Ashley PLC and Pacific
1996                       Century Group.
                           SHARES BENEFICIALLY OWNED: Ford Motor Company Common Stock, 1,000(7)

- --------------------------------------------------------------------------------

ALEX TROTMAN [PHOTO]       Committee Memberships: Finance; Organization Review and Nominating. Mr. Trotman
                           joined Ford of Britain in 1955 following service as a flying officer-navigator in
Alex Trotman, 62           the Royal Air Force. Following a three-year assignment in Purchasing, he was
Chairman of the Board of   assigned in 1959 to the Light Car Product Planning Department. Subsequently, he
Directors, President and   held managerial positions in Car and Truck Product Planning before being named
Chief Executive Officer    director of Ford of Europe's Car Product Planning Office in 1967. Mr. Trotman
1993                       moved to the United States in 1969 on special assignment to the Company's Advanced
                           Car Product Planning Operations. In 1970, he was appointed manager of
                           Lincoln-Mercury Division's Product Planning Department and then director of the
                           Marketing Sales Planning Office and, in 1972, executive director of product planning for Product Planning and Research. Mr. Trotman was appointed chief car planning manager for the Car Product Development Group in 1975, executive director of operations planning in 1977 and assistant general manager of Truck and
                           Recreational Product Operations in 1978. He was elected a Vice President of the
                           Company and named Vice President of Truck Operations for Ford of Europe in 1979.
                           In 1983, he became President of Ford-Asia Pacific. He became President of Ford of
                           Europe in 1984 and Chairman in 1988. He returned to the United States in 1989 and became Executive Vice President -- North American Automotive Operations on May 1
                           of that year. He became President and Chief Operating Officer, Ford Automotive
                           Group, and a Director on January 1, 1993. Mr. Trotman was elected Chairman of the
                           Board of Directors, President and Chief Executive Officer of the Company effective
                           November 1, 1993. Mr. Trotman graduated from the Boroughmuir School in Edinburgh,
                           Scotland and received an MBA from Michigan State University. He is a director of
                           IBM.
                           SHARES BENEFICIALLY OWNED: Ford Motor Company Common Stock, 357,281.(3)(4)(6)

- --------------------------------------------------------------------------------

Age, Principal Occupation and
Year First Became a Director
                    Other Information

- --------------------------------------------------------------------------------

CLIFTON R. WHARTON, JR.    Committee Memberships: Audit; Organization Review and Nominating. Dr. Wharton
  [PHOTO]                  served as Deputy Secretary of State from January to November 1993 and was re-elected a director of the Company in December 1993. He had been the Chairman
Clifton R. Wharton, Jr.,   and Chief Executive Officer, Teachers Insurance and Annuity Association-College
69                         Retirement Equities Fund from 1987 to 1993, and served as the Chancellor of the
Retired Chairman and       State University of New York System from 1978 to 1987. Prior to that position he
Chief Executive Officer,   had been President of Michigan State University since 1970. Following completion
Teachers Insurance and     of a B.A. degree cum laude at Harvard in 1947, and an M.A. in International
Annuity Association-       Studies at Johns Hopkins University in 1948, he joined the Rockefeller family
College Retirement         philanthropic activities in Latin America and then in Southeast Asia. He earned a
Equities Fund,             Ph.D. degree in economics from the University of Chicago in 1958. He is a director
New York, New York         of Harcourt General Inc., the New York Stock Exchange and Tenneco Inc. and an
1973                       Overseer of Teachers Insurance and Annuity Association.
                           SHARES BENEFICIALLY OWNED: Ford Motor Company Common Stock, 2,000(1); Depositary
                           shares of Ford Motor Company Series A Preferred Stock, 1,000.

- --------------------------------------------------------------------------------

NOTES

(1)Includes restricted shares of Common Stock issued under the Restricted Stock Plan for Non-Employee Directors, as follows: William Clay Ford, Jr. and Marie-Josee Kravis, 2,000 shares; other eligible non-employee directors, 1,600 shares (see page 12).

(2)Common Stock Units credited under a deferred compensation plan for non-employee directors (see page 12).

(3)Nominees also have reported and disclaimed beneficial ownership of the following numbers of shares of the Company's stock beneficially owned by members of their immediate families: Michael D. Dingman, 2,436 shares of Common Stock.

Present directors and executive officers as a group have reported and disclaimed beneficial ownership of an aggregate of 7,550 shares of the Company's Common Stock. Also, on March 1, 1996, or within 60 days thereafter, nominees who also are employees of the Company and the named executives listed in the Summary Compensation Table on page 22, have rights to acquire shares of the Company's Common Stock through the exercise of stock options under the Company's stock option plans (see pages 24 and 25), as follows: W. Wayne Booker, 103,750 shares; Edsel B. Ford II, 82,950 shares; Edward E. Hagenlocker, 117,250 shares; Louis R. Ross, 200,000 shares; Alex Trotman, 292,500 shares; and Kenneth Whipple, 250,750 shares. W. Wayne Booker beneficially owned 104,524 shares of Common Stock, Edward E. Hagenlocker beneficially owned 119,295 shares of Common Stock and Kenneth Whipple beneficially owned 204,041 shares of Common Stock.

(4)Includes any shares of Common Stock credited under the Company's Savings and Stock Investment Plan (see note 5, page 23) and the 1986 and 1990 Long-Term Incentive Plans (see pages 22, 23 and 26-28).

(5)Shares of Class B Stock beneficially owned by Edsel B. Ford II, William Clay Ford and William Clay Ford, Jr. are set forth in their biographical data. The following persons beneficially owned more than 5% of the Class B Stock outstanding as of March 1, 1996: Josephine F. Ford, c/o Ford Estates, Dearborn, Michigan, beneficially owned 14,400,014 shares (20.3%), and Lynn F. Alandt, c/o Ford Estates, Dearborn, Michigan, beneficially owned 7,833,044 shares (11.1%).

Of the outstanding Class B Stock, 45,580,997 shares are held in a voting trust of which Edsel B. Ford II, William Clay Ford and William Clay Ford, Jr. are among the trustees. The trust, which terminates in 1998, requires the trustees to vote the shares as directed by a plurality of the shares in the trust.

(6)Includes shares of Common Stock contingently credited that may be delivered after termination of employment if earned out in accordance with the Company's Supplemental Compensation Plan.

(7)Shares reported as beneficially owned by Mr. Thornton were acquired on March 22, 1996, and exclude shares held by Goldman, Sachs & Co. in the ordinary course of business.

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and officers to file reports of holdings and transactions in the Company's Class B Stock, Common Stock and Preferred Stock with the Securities and Exchange Commission ("SEC") and the New York Stock Exchange. Based on
Company records and other information, the Company believes that all SEC filing requirements applicable to its directors and officers with respect to the Company's fiscal year ending December 31, 1995 and prior fiscal years were complied with.
- --------------------------------------------------------------------------------

COMMITTEES OF THE BOARD OF DIRECTORS

The Audit Committee consists of five directors: Colby H. Chandler (Chairman), Irvine O. Hockaday, Jr., Ellen R. Marram, John L. Thornton, and Clifton R. Wharton, Jr. The Committee is responsible for determining that management fulfills its responsibilities in the preparation of financial statements and financial control of operations. Its functions include the selection and engagement, on behalf of the Company, and subject to ratification or rejection by the stockholders, of independent public accountants to audit the books and records of the Company and to perform other duties prescribed by the Committee. The Committee confers with the independent public accountants and approves the scope of and fees for the audit and other services. The Committee reviews the internal controls, accounting practices, financial structure and financial reporting of the Company, directs and supervises special investigations, receives periodic reports on legal and tax matters and reports to the Board of Directors as appropriate concerning these reviews, investigations and reports. The Committee also performs other functions that may be delegated to it by the Board of Directors. The Audit Committee met three times during 1995. (Additional information concerning the Audit Committee and the independent public accountants appears on pages 32-33.)

The Compensation and Option Committee consists of four directors: Michael D. Dingman (Chairman), Roberto C. Goizueta, Drew Lewis and Kenneth H. Olsen. The Committee's functions include fixing the salaries and determining the supplemental compensation awards, if any, of members of the Board of Directors who are officers or employees of the Company and of vice presidents and other officers of the Company. The Committee also considers and makes recommendations concerning any bonus, supplemental compensation, special compensation, long-term incentive or stock option plan of the Company and performs any functions delegated to it under the provisions of such plans, including making recommendations concerning grants of stock options and making grants of contingent stock rights and restricted stock units. The Compensation and Option Committee met eight times during 1995.

The Finance Committee consists of seven directors: Michael D. Dingman, Edsel B. Ford II, William Clay Ford, William Clay Ford, Jr. (Chairman), Marie-Josee Kravis, Carl E. Reichardt and Alex Trotman. The Committee, between meetings of the Board of Directors, has and may exercise, in such manner as it deems to be in the best interests of the Company, all of the powers of the Board (except with respect to matters within the powers of the Audit Committee or the Compensation and Option Committee) concerning the determination of financial policies of the Company and the management of its financial affairs, not inconsistent, however, with Delaware law and such specific directions as to the conduct of the Company's affairs as may be given by the Board of Directors. The Committee also performs other functions that may be delegated to it by the Board of Directors. The Finance Committee met seven times during 1995.

The Organization Review and Nominating Committee consists of fourteen directors:
Colby H. Chandler, Michael D. Dingman, William Clay Ford, William Clay Ford, Jr., Roberto C. Goizueta, Irvine O. Hockaday, Jr., Drew Lewis, Marie-Josee Kravis, Ellen R. Marram, Kenneth H. Olsen, Carl E. Reichardt, John L. Thornton, Alex Trotman (Chairman) and Clifton R. Wharton, Jr. The Committee considers and makes recommendations with respect to the management organization of the Company, the nominations or elections of directors and officers of the Company, the size and composition of the Board of Directors, and the appointments of such other employees of the Company as shall be referred to the Committee. The Committee will consider stockholder suggestions for nominees for director other than self-nomination suggestions. Suggestions for Committee consideration may be submitted to the Secretary of the Company, The American Road, Dearborn, Michigan 48121. Suggestions received by the Secretary's Office prior to December 31 will be considered by the Committee at a regular meeting the following year, preceding the mailing of proxy material to stockholders. The Organization Review and Nominating Committee met eight times during 1995.

COMPENSATION OF DIRECTORS

The Company believes that the compensation of its directors should be aligned with the interests of the Company's stockholders. In furtherance of this philosophy, beginning in 1996, 25% of the directors' annual fee ($10,000) will be paid in deferred Ford Common Stock Units. This change, together with the restricted stock grants to directors and the recently-established director stock ownership guidelines, is part of the Company's ongoing commitment to link director and stockholder interests. Details of these programs are set forth below.

Directors' fees, which are paid only to directors who are not Company employees, are as follows: annual Board membership fee, $40,000; attendance fee for each meeting, $1,000; annual committee membership fees -- Audit, $10,000; Compensation and Option, $10,000; Finance, $10,000; Organization Review and Nominating, $10,000. Under a deferred compensation plan, directors may make irrevocable elections in advance to defer all or part of the annual Board membership fee, attendance fees and committee membership fees in the form of cash and/or Common Stock Units. Commencing January 1, 1996, $10,000 of the annual fee will be mandatorily deferred in the form of Common Stock Units under the plan. Each Common Stock Unit is equal in value to a share of Common Stock and is ultimately distributed in cash only. Fees deferred in Common Stock Units generate dividend equivalents in the form of additional Common Stock Units, which are credited to the directors' accounts as of the date of payment of cash dividends on Common Stock. Any fees deferred in cash are held in the general funds of the Company. Interest on such fees is credited semi-annually at the then-current United States Treasury Bill rate plus 3/4 of a percentage point. In general, amounts accumulated in cash and/or Common Stock Units are not distributed until after termination of service on the Board. Participants have the option to receive payment in a lump sum or in annual installments over a period of up to ten years.

Directors who are not Company employees also receive restricted shares of Common Stock under the Restricted Stock Plan for Non-Employee Directors. Pursuant to the plan, each non-employee director who has served in that capacity for at least six months received a grant of 2,000 shares of Common Stock subject to restrictions on transfer or other disposition. In general, the restrictions expire as to 20% of the shares each year following the year of grant. Each non-employee director will receive an additional 2,000-share grant on the same terms when the restrictions have expired as to all shares covered by the previous grant.

To further link the interests of the Company's directors with the interests of stockholders, Ford stock ownership guidelines were established in 1995 for directors who are not Company employees. Each such director agreed to maintain Ford stock ownership at a level equivalent in value to five times the sum of the director's annual Board and committee fees and, for directors not as yet at that level, to achieve that level within five years.

Directors who are not Company employees are provided life insurance in the amount of $200,000 and accidental death or dismemberment coverage in the amount of $500,000. The life insurance coverage continues following retirement from the Board after attaining age 55 and having served five years as a director. A director retiring from the Board after attaining age 70 or, subject to Board approval, after attaining age 55 and having served as a director for at least five years, may elect to have the life insurance reduced to $100,000 and receive an annuity of $15,000 a year for life. The accidental death or dismemberment coverage may be supplemented at the director's own expense up to an additional $500,000 and terminates at the conclusion of a director's service on the Board.

Directors who are not Company employees may contribute up to $25,000 per year to certain tax-exempt organizations under the Ford Fund Matching Gift Program for Non-Employee Directors. For each dollar within the $25,000 limit contributed by the director, the Ford Motor Company Fund will contribute two dollars.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In January 1993, the Company entered into an arrangement with William Clay Ford whereby he agreed to be available for consultation, representation and other duties. The agreement continues in effect until terminated by either party upon thirty days' notice. The Company agreed to pay him compensation at the rate of $100,000 per year and to provide facilities, including office space, a secretary and security arrangements. During the term of the agreement, Mr. Ford agreed to be available to serve as a director.

The spouse of Mrs. Lynn Ford Alandt acquired a Ford automobile dealership in October 1994. During 1995, the dealership paid to the Company about $31.7 million for products and services in the ordinary course of business and the Company paid to the dealership about $4.5 million for services in the ordinary course of business. Also in 1995, Ford Motor Credit Company ("FMCC"), a wholly-owned subsidiary of the Company, provided about $32.9 million of financing to the dealership and made payments in the ordinary course of business of about $282,000; the dealership paid FMCC about $31.8 million in the ordinary course of business.

John L. Thornton, a Partner of Goldman, Sachs & Co., was elected a director of the Company on March 14, 1996. Goldman, Sachs & Co. has provided investment banking services to the Company for many years and is expected to continue to provide such services during 1996.

COMPENSATION AND OPTION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Ford Motor Company is the second-largest producer of cars and trucks in the world, with about 347,000 employees worldwide and assets of over $243 billion. The Company has manufacturing, assembly or sales affiliates in 36 countries, and ranks among the largest providers of financial services in the United States.

Ford management is faced continually with major competitive and economic challenges. The Committee believes that, if the Company is to be successful, its compensation programs must be geared to attract and retain the highest quality employees available around the world. Further, executive compensation programs must provide incentives that will reward key managers for pursuing aggressively the actions necessary to strengthen the Company's performance and enhance stockholder value. Accordingly, the Company's compensation program for executives is intended to:

          - Align executives' performance objectives with the interests of stockholders,

          - Balance the elements of executive compensation to support achievement of annual business plans and long-term strategic goals, and

          - Provide a strong linkage between executive compensation and Company performance, as measured by quality products, customer satisfaction, committed employees, affordable cost structures, and Company profitability.

To achieve these objectives, the Company's executive compensation program consists of two main elements:

     Annual compensation, which is comprised of base salary and bonus. Bonus awards are made only when profits for a year reach a threshold specified in the stockholder-approved Supplemental Compensation Plan, and

     Long-term incentives that provide a financial opportunity through grants of stock options and other forms of stock-based awards. The compensation that may be realized by executives through these incentive programs is tied directly to Company performance and the value of Ford Common Stock in the future.

Each of the components of compensation has an integral role in the total executive compensation program.

The Committee reviews annually data developed by an outside consultant covering the Company's total compensation program for executives. The report discusses all elements of compensation, the interrelationships between each, and how the Company's program compares to the executive compensation programs at other leading corporations. At other times each year, the Committee considers specific components of the total compensation program and makes decisions concerning the compensation of Company officers.

The members of the Committee believe that executive compensation should be competitive both within the worldwide automotive industry and when compared with a cross-section of major U.S.-based corporations. Accordingly, the compensation data prepared by the outside consultant are based on a survey of a number of leading companies selected jointly by the consultant and the Company. The automotive companies identified on the performance graphs on pages 29 and 30 are included in the survey. In addition to these automotive competitors, eighteen leading corporations in several other industries also are included in the survey because competition for highly qualified executives extends well beyond the automobile industry. Companies are selected based on size, reputation, and business complexity.

The size and financial performance of the comparator companies are considered as are the level and scope of responsibility of the positions covered by the survey in determining the appropriateness of compensation for the Company's executives. After adjusting for these factors, the objective of the Committee is to provide a competitive executive compensation program over the long term based on the survey group average. In 1995, executive salaries generally were slightly above this average, and long-term compensation generally was above this average also. Comparative data with respect to bonus awards for 1995 are not yet available, but, based on historical competitive practices, bonuses paid for 1995 are expected to be generally comparable to the average of the survey companies.

The Committee strongly believes that its decisions about salaries, as well as the size of bonuses and other incentive compensation awards for executives, should not be based strictly on mechanical formulas and statistical data or the like, but also must be based on judgments that may include more subjective evaluations of individual skills, experience, and accomplishments. Accordingly, within the framework of competitive compensation practices the Committee has an obligation, as a part of its responsibility to the Company and its stockholders, to recognize and reward, when appropriate, individual performance.

STOCK OWNERSHIP GUIDELINES -- To underscore the importance of relating the interests of management and stockholders, in 1994 the Committee established stock ownership targets for executives who are vice presidents and above. The targets are expressed in terms of the value of Ford Common Stock held by the executive as a multiple of base salary. The targets range from one times salary up to five times salary for the Chief Executive Officer. The Chief Executive Officer has extended the target of holding shares equal to at least one times salary to about 30 other key executives. Many vice presidents and other executives already hold a substantial amount of Common Stock, but those who do not hold sufficient shares have five years to reach their personal targets. The Chief Executive Officer has met his stock ownership target.

COMPENSATION DEDUCTIBILITY -- The Committee has taken into consideration Section 162(m) of the Internal Revenue Code and related regulations as they pertain to the deductibility of compensation paid to the Chief Executive Officer and the other four highest compensated officers required to be disclosed in the proxy statement (the "Covered Executives"). In order to preserve the deductibility for federal income tax purposes of certain compensation in excess of $1 million that may be paid to the Covered Executives, certain amendments to the Company's Supplemental Compensation Plan and 1990 Long-Term Incentive Plan were approved by the stockholders at the Annual Meeting in 1995. These amendments provide limits on the amount of supplemental compensation and stock options that may be awarded to any individual in any one year under each of these plans.

ANNUAL COMPENSATION

Annual compensation for executives at Ford is comprised of base salary and bonus, an approach consistent with the compensation programs of most leading automotive and nonautomotive companies. For a number of years, base salaries for Ford executives were low in relation to the comparator companies, balanced by incentive compensation above competitive averages in years when warranted by Company performance. This strategy placed somewhat more compensation "at risk" than warranted based on survey data, and the Committee has taken actions to bring base salaries to more competitive levels for executives.

The Ford Supplemental Compensation Plan provides for bonus awards based on the Company's annual worldwide profits. The maximum total amount of all awards may not exceed the amount in the Reserve under the Plan. In general, a credit is made to the Reserve by the Committee for each year up to a maximum of 6% of "Income" for such year after deducting an amount equal to 10% of "Capital Employed in the Business" (as such terms are defined in the Plan).

The bonus portion of annual pay reflects the Committee's view that, for senior executives, a meaningful portion of compensation should be "at risk," providing a direct link between pay and Company results for any year. Because of the cyclical nature of the economy and the automotive industry, there can be a wide variation in bonus awards from year-to-year. Awards can be substantial for years when the Company is highly profitable. Conversely, there have been a number of years, including 1990, 1991, and 1992, when no bonus awards have been made because no amount was creditable to the Reserve for those years under the Plan formula described above.

The Committee determines each year the maximum total amount of all bonus awards that may be made for such year from the Reserve to all eligible employees and makes individual awards to officers. While no "target" awards are provided for under the Plan, the amount of bonus that may be paid to any individual for any year under the Plan is limited to 2% of the maximum amount creditable to the Reserve for that year. In general, the amount allocated for awards is the amount credited to the Reserve by the Committee for that year. The Committee normally does not carry over from year-to-year in the Reserve funds sufficient to make awards for years when no accrual can be made under the Plan formula.

The aggregate amount allocated for any year is based on the Company's financial performance and competitive compensation considerations. For 1995, the Committee allocated $192 million. The proportion of the aggregate amount allocated for officers, including the executives named in the Summary Compensation Table, was based on historical practices. Individual awards are based on each participant's level of responsibility. For persons other than the Covered Executives, the Committee may increase or decrease awards from a mathematically derived pro forma amount, which is based on salary band or grade and salary, in recognition of individual or organizational performance. The maximum award to any Covered Executive is determined by a stockholder-approved formula that limits individual awards to 2% of the maximum amount creditable to the Reserve for that year. The limit is not intended to represent a target award, and in all cases, the 1995 awards to Covered Executives were below the limit.

To further link executive compensation to the Company's longer-term performance, the Committee determined that, with respect to the Chief Executive Officer, 60 percent of the bonus awarded for 1995 will be deferred until after he retires, and, with respect to each of the other Covered Executives who was an active employee on the date bonus awards were made, payment of 50 percent of the bonus awarded for 1995 would be deferred until after retirement. In all cases, the deferred amounts are in the form of contingent credits for Common Stock. Contingent credits are entitled to dividend equivalents that are converted into additional shares of contingently credited Common Stock based on the fair market value of the shares at the date of payment of each dividend. Payment of deferred bonuses in the form of Common

Stock contingently credited is subject to the earning out conditions of the Supplemental Compensation Plan.

LONG-TERM COMPENSATION

Long-term incentive compensation, rather than reflecting a single year's results, is intended to focus management's attention on the Company's future. The Committee believes strongly that executive pay should relate directly to Company performance. In the complex, global, cyclical business of Ford, performance cannot, and should not, be assessed considering only annual profits or returns. The ten-year chart on page 30 provides helpful perspective in that regard. Often, the results of major product program decisions cannot be measured for several years. The long-term incentives are intended to provide financial opportunities for executives based on the Company's performance over a number of years. These programs are designed to span the business cycles and recognize that current product and business decisions have implications for Company results a number of years into the future. Some of the most difficult work must be undertaken during periods of business downturn, when job demands are exceedingly difficult, and the decisions that must be made are pivotal to the Company's future success. Accordingly, long-term awards may not fluctuate from year-to-year to the same extent as annual business results or short-term incentive awards.

Each of the components of Ford's long-term incentive program is tied to the value of Ford Common Stock and, thus, provides a strong link between management and the interests of the Company's stockholders. Grants of stock options and other stock-based long-term incentives also encourage and facilitate stock ownership by executives.

Grants of stock options, which are valid for 10 years, are an important part of the Company's long-term incentive strategy because executives can gain only when stockholders also gain, through appreciation in the market price of Ford Common Stock. Stock option grants were not made in 1993 to the executives named in the Summary Compensation Table. Instead, in 1993 these executives received grants of contingent stock rights ("CSRs") under the Company's long-term incentive ("LTI") program that were larger than in prior years in order to focus their attention on the achievement of specific targets, including cost reduction. CSRs are discussed in greater detail below. In 1994 and 1995, stock options were granted to the named executives and to other eligible employees at levels generally comparable to stock option grants made in prior years. In determining the size of individual option grants for 1995, the Committee considered both the number of options granted to the recipient in prior years and the aggregate number of options awarded to all recipients. The maximum number of stock options that may be granted to any Covered Executive is determined by a stockholder-approved formula that limits individual grants to 2.5% of the maximum number of shares available in any year for grants under the 1990 Long-Term Incentive Plan. The limit is not intended to represent a target grant, and, in all cases, the 1995 stock option grants to the Covered Executives were below the limit.

Under the second stock-based LTI program, awards are made in shares of stock based on participants' performance against specific targets established by the Committee for performance periods that cover a number of years. The stock that is finally awarded based on Company and individual performance generally is restricted from sale until eighteen months after retirement, emphasizing further the long-term performance orientation of the program and the relationship between executive compensation and the interests of the Company's stockholders.

In 1995, Company officers and other senior executives who generally are heads of divisions or staffs received grants of CSRs under the LTI program. These grants of CSRs cover a three-year performance period, 1995-1997. Up to 100% of the CSRs granted in 1995 to any executive may be finally awarded after the end of the performance period in the form of shares of Ford Common Stock if performance targets relating to the following factors are met or exceeded: return on equity in relation to the top 50 non-oil Fortune 500 companies, product programs, product quality, customer acceptance of Ford products and services, and relationships with employees. The size of the individual CSR grants was based on competitive long-term compensation values determined by the outside consultant for positions at various levels of responsibility and on each participant's assignment and anticipated contribution to the Company's performance during the multi-year performance period. In general, less than 100% of the shares covered by the CSR grant will be awarded if one or more of the performance targets is only partially achieved.

During a performance period, CSR grantees are entitled to receive dividend equivalents with respect to the shares covered by CSRs, either in the form of cash or Common Stock of equivalent value (subject to restrictions and earning out conditions), or in a combination of the two, as determined by the Committee. The Committee has determined that dividend equivalents in the form of cash would be paid on outstanding CSRs covering up to an aggregate of 200,000 shares and that dividend equivalents on any CSRs above that level would be paid in the form of restricted stock.

The Final Awards of Ford Common Stock made in 1995 under the LTI program covered the performance period 1990-1994. Using statistical and other business data, the Committee evaluated the Company's performance during this five-year period against targets relating to return on equity in relation to other top Fortune 500 companies (25%), achievement of major cost reduction objectives (25%), improvements in product quality and customer acceptance worldwide (35%) and relationships with employees (15%) in determining the portion of the initial grants of CSRs to be finally awarded as restricted shares of Ford Common Stock. It determined that the Company partially achieved the return on equity target, exceeded the budget/cost reduction objectives, substantially achieved the customer acceptance targets and exceeded the relationships with employees objectives. On the basis of this performance, the Committee determined generally to award 80% of the initial grants of CSRs and made adjustments based on subjective evaluations of individual performance in determining the Final Awards. For the Covered Executives, the adjusted awards ranged from 84% to 100% of the initial grants. The Final Awards for the performance period that ended December 31, 1995 will not be made until mid-1996, after worldwide data pertinent to the Committee's deliberations become available. These amounts will be shown in next year's proxy statement.

The Key Manager Incentive Program is a stock-based LTI retention and incentive program within the Long-Term Incentive Plan. Under this program, grants were made in the form of restricted stock units (RSUs) to five executives in 1995, three of whom (Messrs. Trotman, Hagenlocker and Booker) are named in the Summary Compensation Table. An RSU is equal in value to one share of Common Stock, further linking the interests of the executive with those of stockholders. Each RSU represents the right to receive, following expiration of the applicable restriction period and subject to the achievement of specific objectives determined by the Committee, cash equal to the value of a share of Common Stock at that time.

The Committee administers the Key Manager Incentive Program, makes the grants of RSUs to the employees and establishes the objectives, restriction periods and other terms of each RSU grant. It also determines the extent to which the objectives have been achieved and decides the final number of RSUs (which may not exceed the number covered by the grant) that will be awarded following expiration of the restriction period.

In selecting five key Company executive officers to receive grants of RSUs, the Committee wished to provide a special incentive for the successful implementation of the Company's globalization program -- "Ford 2000" -- to the senior executives who must provide the leadership for this major undertaking. The success of the Ford 2000 initiative will be measured against the following seven strategies using qualitative assessments of the Company's processes, progress and results: achievement of worldwide product excellence; low-cost producer; lead in customer satisfaction; empowered people; nimble through process leadership; lead in corporate citizenship; and achievement of worldwide growth. Each individual's personal contribution to achievement of the performance objective also will be considered.

Restrictions on the RSUs generally lapse 18 months after retirement, emphasizing the long-term nature of the LTI program. During the restriction period, RSUs may not be sold or otherwise transferred and are subject to earning out and other requirements under the 1990 Long-Term Incentive Plan. A holder of RSUs is entitled to receive dividend equivalents payable in cash during the restriction period. RSUs have no voting rights.

To accelerate the development of capable leaders to support the Company's globalization program and to reduce senior management structure, the Committee supported the establishment of the 1995 Select Retirement Program ("SRP"), a voluntary retirement program in which participants were selected by the Company. In general, the SRP added three years of age and contributory service to the otherwise eligible employee's attained age and service for retirement benefits purposes. Participants generally must have been at least age 55 with 10 or more years of credited service under the Company's retirement plans. The Committee has reviewed and approved SRP participation offers made to certain executive officers. Further information with respect to the SRP is discussed at page 32.

CEO COMPENSATION

Alex Trotman was elected Chairman of the Board, President and Chief Executive Officer effective as of November 1, 1993.

CEO ANNUAL COMPENSATION -- Mr. Trotman's base annual salary was not increased during 1994 or 1995. His award of supplemental compensation for 1995 was below the mathematical limit specified in the Supplemental Compensation Plan, in part because of the award of a conditional annuity described below. In applying its "negative discretion" permitted by Section 162(m) of the Internal Revenue Code in determining Mr. Trotman's bonus award, the Committee considered his vision and strong leadership in the transition to "Ford 2000" and the fact that he operated as head of a re-structured, global organization, with a wide span of control and a broader-than-normal range of duties. The members of the Committee, along with the Company's other non-employee directors, assessed his accomplishments during 1995, and their collective judgments contributed to the Committee's decisions on his compensation.

The Committee determined that payment of 60 percent of Mr. Trotman's bonus award would be deferred in the form of contingent credits for Common Stock, as discussed on page 16. This amount will remain "at risk" until after his retirement from the Company, effectively converting the deferred amount from short-term compensation to a longer-term incentive because the ultimate value of the deferred amount to Mr. Trotman will depend on the market value of Ford Common Stock at the time of distribution following retirement.

In addition, the Committee determined to award a conditional annuity to Mr. Trotman in lieu of a portion of bonus for 1995 in order to convert an additional portion of short-term compensation to a longer-term award by providing supplemental retirement income. Conditional annuities are awarded under the Supplemental Executive Retirement Plan (SERP) as described on page 31. Because awards of conditional annuities recognize individual performance and replace a portion of bonus, the present value of any conditional annuity is charged against the Reserve under the Supplemental Compensation Plan. As provided in the SERP, in determining the amount of the conditional annuity the Committee considered individual and Company performance and the amount of Mr. Trotman's bonus award in relation to the bonus awards of other executives in the context of the historical relationship of the CEO's bonus award to the awards of other executives. No other conditional annuities were awarded for 1995.

CEO LONG-TERM COMPENSATION -- The 1994 long-term incentive plan Final Award shown for Mr. Trotman in column (h) of the Summary Compensation Table on page 22, under the heading "LTIP Payouts", was based on the Company's performance for the years 1990 through 1994 using the same methodology described under "Long-Term Compensation" above for determining the number of shares to be awarded to other participants, including adjustments based on the individual performance factors described above. The Final Award was made in the form of Ford Common Stock, and the shares are restricted from disposition and subject to forfeiture for a period that will extend, for the most part, beyond the date of Mr. Trotman's retirement. Therefore, the actual "payout", or compensation value, of the award to Mr. Trotman will depend on the market value of Ford Common Stock in the future, further emphasizing the long-term focus of the plan in linking the interests of management and the Company's stockholders.

The value of the stock options and CSRs granted to Mr. Trotman in 1995, as shown on pages 24 and 26, will depend on the Company's success in future years and whether that success is reflected in the market value of Ford Common Stock. Further, in the case of the CSRs, the value of any Final Award will depend on the extent to which the performance targets established by the Committee for a three-year performance period ending in 1997 are achieved.

In applying its "negative discretion" permitted under Section 162(m) of the Internal Revenue Code in determining the number of stock options granted to Mr. Trotman, as shown in column (b) of the Options/SAR Grants Table on page 24, the Committee considered the value of his other long-term incentive compensation in relation to competitive long-term compensation values, and the complexity and responsibility of his position. In determining the number of RSUs granted to Mr. Trotman, as shown in the Long-Term Incentive Plan Awards Table (page 26), the Committee also considered the importance of providing an additional incentive specifically oriented toward successful achievement of the Company's globalization program.

The RSUs are restricted from disposition and subject to forfeiture for a period that will extend beyond the date of Mr. Trotman's retirement, and the final number of RSUs paid out in cash following expiration of the restriction period will depend largely on the extent to which the Company's globalization program is achieved. The actual compensation value of the RSUs, like that of the Final Awards and the stock options, will depend on the market value of Ford Common Stock in the future, providing an additional long-term focus and incentive tied to the interests of stockholders.

The deductibility of Mr. Trotman's compensation under the new tax laws was considered by the Committee. As discussed above, plan amendments approved by the stockholders preserve the deductibility for federal income tax purposes of certain elements of his compensation and the compensation of other Covered Executives for tax years commencing with 1995.

                                           The Compensation and Option Committee

                                                Michael D. Dingman, Chairman
                                                Roberto C. Goizueta
                                                Drew Lewis
                                                Kenneth H. Olsen

COMPENSATION OF EXECUTIVE OFFICERS

Information is set forth below with respect to the compensation before tax for the last three fiscal years of the person who served as Chief Executive Officer during 1995 and the four other highest paid executive officers at year-end 1995. As noted in the table, Mr. Ross retired at year-end 1995.

                           SUMMARY COMPENSATION TABLE

                                                                                     Long-Term Compensation
                                                                               -----------------------------------
                                               Annual Compensation                    Awards              Payouts
                                     ---------------------------------------   -----------------------   ---------
            (a)               (b)       (c)          (d)            (e)           (f)          (g)           (h)          (i)
                                                                                             Securities
                                                                   Other       Restricted    Underlying
                                                                   Annual        Stock        Options/      LTIP       All Other
                                                                Compensation    Award(s)        SARs       Payouts    Compensation
Name and Principal Position   Year   Salary($)   Bonus($)(1)        ($)          ($)(2)        (#)(3)      ($)(4)        ($)(5)
- ---------------------------   ----   ---------   -----------    ------------   ----------     ---------   --------   ------------
Alex Trotman(6)               1995   1,500,000     3,000,000       384,910       456,444      350,000       --          90,000
  Chairman, President and     1994   1,500,000     6,000,000       232,950       266,991      350,000    2,382,865      90,000
  Chief Executive Officer     1993     716,667     1,000,000       118,127       229,462            0    1,228,983      17,915

W. Wayne Booker               1995     603,750     1,100,000       227,141        --           90,000       --          36,225
  Executive Vice President    1994     600,000     2,200,000       142,546        --           80,000      583,205      36,000
                              1993     325,000       700,000        88,099        16,734            0      413,445       8,750

Edward E. Hagenlocker(7)      1995     704,167     1,250,000       266,741        --          175,000       --          42,247
  Executive Vice President    1994     675,000     2,500,000       160,773        --          150,000      669,008      40,498
  and President, Ford         1993     395,834       350,000       108,940        32,458            0      689,441       4,026
  Automotive Operations

Louis R. Ross                 1995     900,000     1,000,000       284,623       141,230            0       --          54,000
  Vice Chairman and Chief     1994     900,000     2,000,000       205,375       144,526       80,000    1,957,500      54,000
  Technical Officer           1993     601,667       450,000       123,659       208,953            0    1,483,500      15,040
  (ret. eff. 1/1/96)

Kenneth Whipple               1995     603,750     1,100,000       273,750        81,795       90,000       --          36,225
  Executive Vice President    1994     600,000     2,200,000       200,470        69,778       80,000    1,305,000      36,000
  and President, Ford         1993     412,500       450,000       114,675       136,945            0    1,290,000      10,310
  Financial Services Group

NOTES TO SUMMARY COMPENSATION TABLE

(1)Payment of 60 percent of the bonus awarded to the Chief Executive Officer for 1995 and 50 percent of the bonus awarded to each of the other named executives who was an active employee on the date of the award will be deferred until after termination of employment.

(2)Amounts shown as "Restricted Stock Awards" represent dividend equivalent payments made in the form of restricted stock under the Company's 1986 and 1990 Long-Term Incentive Plans (the "LTI Plans"). See note 1 to the Long-Term Incentive Plan Awards Table (pages 26-27) for further details regarding the LTI Plans. Restrictions on stock issued as dividend equivalents generally lapse 18 months after retirement.

Holders of restricted stock receive cash dividends thereon in an amount per share equal to the dividends payable on the Company's Common Stock. Cash dividends paid to the named executives on restricted stock that has been awarded are not included in this table.

Listed below are the total numbers of shares of restricted stock owned by the named executives as of December 31, 1995, including shares reported as "LTIP Payouts" in column (h) of this table and shares of Common Stock contingently credited under the Supplemental Compensation Plan, and the total values thereof based on the market value of the Company's Common Stock on December 29, 1995:
Alex Trotman, 338,129 shares ($9,805,741); W. Wayne Booker, 78,473 shares ($2,275,717); Edward E. Hagenlocker, 108,087 shares ($3,134,523); Louis R. Ross,
234,240 shares ($6,792,960); Kenneth Whipple, 171,873 shares ($4,984,317). The closing price of the Company's Common Stock on the New York Stock Exchange on December 29, 1995, the last trading day of the year, was used to determine "market value."

The amount ultimately realized by any named executive in respect of restricted stock will depend on compliance with certain earning out conditions and the value of the Company's Common Stock when the restrictions lapse. Under the LTI Plans generally, the Compensation and Option Committee determines the restriction period, if any, with respect to shares included in each Final Award. For each of the named executives, restrictions lapsed on January 1, 1996 as to 20,000 shares awarded with respect to the 1989-93 performance period, and restrictions are scheduled to lapse on January 1, 1997 as to 18,000 of the shares awarded with respect to the 1990-94 performance period. In addition, on July 1, 1997, restrictions are scheduled to lapse as to all remaining shares awarded to Mr. Ross.

(3)In general, under the 1985 Stock Option Plan and the 1990 LTI Plan, stock appreciation rights ("SARs") may be granted in tandem with the grant of options to executive officers. Exercise of an SAR cancels the related stock option and vice versa.

(4)Amounts shown as "LTIP Payouts" represent Final Awards made under the LTI Plans. The Final Awards were made in the form of restricted stock and were based on the extent to which performance targets for the relevant performance period were achieved and on the executive's performance. See note 2 above for further details regarding restricted stock. Amounts shown represent Final Awards for performance periods ended in 1994 and 1993. No amount is shown for the performance period ended in 1995 as the awards will not be determined until mid-year 1996. Those amounts will be shown in next year's proxy statement.

(5)Amounts reported as "All Other Compensation" include matching contributions by the Company under the Savings and Stock Investment Plan ("SSIP"). Also included under "All Other Compensation" is the value of certain credits allocated to the named executives under the non-defined contribution plan portion of the Company's Benefit Equalization Plan ("BEP"). Under the BEP, the Company provides benefits to the named executives that substantially equal benefits that otherwise could not be provided under the SSIP by reason of certain limitations on employer and employee contributions under the Internal Revenue Code. For 1995, the amounts included in column (i) as SSIP matching contributions and BEP credits, respectively, are as follows: Alex Trotman, $9,000 and $81,000; W. Wayne Booker, $9,000 and $27,225; Edward E. Hagenlocker, $9,000 and $33,247; Louis R. Ross, $9,000 and $45,000; Kenneth Whipple, $9,000
and $27,225.

(6)All of Alex Trotman's compensation for 1994 and 1995 and 17% of his compensation for 1993 were attributable to his service as Chairman, President and Chief Executive Officer. The remainder of his compensation for 1993 was attributable to his service as President and Chief Operating Officer, Ford Automotive Group.

(7)All of Mr. Hagenlocker's compensation for 1995 and 67% of his compensation for 1994 was attributable to his service as President, Ford Automotive Operations. The remainder of his compensation for 1994, and all of his compensation for 1993, was attributable to his service as Executive Vice President -- North American Automotive Operations.

STOCK OPTIONS

The 1990 Long-Term Incentive Plan approved by stockholders provides for the granting of stock options and other rights with respect to Common Stock. The following two tables and notes set forth further information relating to stock options.

                    OPTION/SAR GRANTS IN LAST FISCAL YEAR(1)

                                                                                                     Grant Date
                                        Individual Grants                                             Value(2)
- -------------------------------------------------------------------------------------------------    ----------
                  (a)                           (b)            (c)           (d)          (e)           (f)
                                                             % of Total
                                            Number of      Options/SARs
                                            Securities      Granted to     Exercise
                                            Underlying       Employees     or Base                   Grant Date
                                           Options/SARs      in Fiscal      Price      Expiration     Present
                 Name                       Granted(#)         Year         ($/Sh)        Date        Value $
- -----------------------------------------  ------------    ------------   --------    ----------    ----------
Alex Trotman............................      350,000           3.6          32.00     10/13/2005     2,516,500
W. Wayne Booker.........................       90,000           0.9          32.00     10/13/2005       647,100
Edward E. Hagenlocker...................      175,000           1.8          32.00     10/13/2005     1,258,250
Louis R. Ross...........................          0              --             --            --            --
Kenneth Whipple.........................       90,000           0.9          32.00     10/13/2005       647,000

- -------------------------------------------------------------
NOTES

(1)Stock options are granted at a price representing the average of the highest and lowest prices at which Common Stock of the Company is sold on the New York Stock Exchange on the date of grant. The Company did not grant any SARs in connection with stock options granted in 1995.

Stock options are exercisable to the extent of 25% of the shares optioned after one year from the date of grant, 50% after two years, 75% after three years and in full after four years. Options are exercisable on a cumulative basis but may not be exercised later than ten years from the date of grant.

In the case of an optionee whose employment terminates by reason of retirement, disability or death, the option continues to accrue and be exercisable up to the option expiration date, subject to fulfillment of certain conditions. In general, in other instances of termination of employment, all rights to purchase shares or exercise SARs cease upon termination.

Options are subject to certain specified earning out conditions, including not engaging in competitive activity. Options are nontransferable except by will or the laws of descent and distribution. In general, each optionee agrees to remain in the employ of the Company for one year from the granting of the option.

(2)The values shown in column (f) were determined using a modified Black-Scholes pricing model with the following assumptions and adjustments: stock price volatility of 26.619%, calculated using daily stock prices of Common Stock for the year prior to the grant date; a risk-free rate of return of 6.04%, representing the interest rate on a 10-year U.S. Treasury security on the date of grant; dividends at the rate of $1.24 a share, representing the annualized dividends paid with respect to a share of Common Stock on the date of grant; a 10-year option term; reductions of approximately 9.61% to reflect the probability of forfeiture due to termination prior to vesting, and of approximately 8.16% to reflect the probability of a shortened option term due to termination of employment prior to the option expiration date. The Company's use of this model should not be construed as an endorsement of its accuracy. Whether the model's assumptions will prove to be accurate cannot be known at the date of grant. The ultimate value of the options, if any, will depend on the future value of the Company's stock, which cannot be forecast with reasonable accuracy, and the optionee's investment decisions.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

                (a)                            (b)               (c)                    (d)                     (e)

                                                                                Number of Securities
                                                                               Underlying Unexercised    Value of Unexercised
                                                                               Options/SARs at FY-End    In-the-Money Options/
                                                                                        (#)              SARs at FY-End($)(2)
                                                                               ----------------------    ---------------------
                                         Shares Acquired    Value Realized          Exercisable/             Exercisable/
                Name                     on Exercise(#)           $                Unexercisable             Unexercisable
- -------------------------------------    ---------------    --------------     ----------------------    ---------------------
Alex Trotman........................        0                  0                    292,500/                1,788,028/
                                                                                    642,500                   315,000
W. Wayne Booker.....................        0                  0                    103,750/                1,025,203/
                                                                                    163,750                   144,375
Edward E. Hagenlocker...............        0                  0                    117,250/                  460,999/
                                                                                    301,250                   144,375
Louis R. Ross.......................     244,000(1)         945,996                 200,000/                2,250,000/
                                                                                     85,000                   262,500
Kenneth Whipple.....................        0                  0                    250,750/                1,927,208/
                                                                                    169,000                   199,500

- -------------------------------------------------------------
NOTES

(1)The number shown for Louis R. Ross in column (b) represents shares of Common Stock with respect to which SARs were exercised for cash. No shares of Common Stock were acquired in connection with the exercise of these SARs.

(2)The year-end values shown for unexercised "in-the-money" options/SARs represent the difference between the fair market value of Common Stock subject to the options, based on the closing price of the Company's Common Stock on the New York Stock Exchange on December 29, 1995, and the exercise prices of the options. "In-the-money" means that the fair market value of a share of stock exceeds the option exercise price on the valuation date.

As a general matter, whether or not financial benefit will be derived from the exercise of stock options depends on the relationship between the market price of the underlying securities and the exercise price of the options and on the optionee's own investment decisions. Options "in-the-money" on a given date can become "out-of-the-money" due to price fluctuations in the stock market. For these reasons, the Company believes that placing a current value on outstanding options is highly speculative and that such valuations may not represent the true benefit, if any, that may be realized by an optionee.

CONTINGENT STOCK RIGHTS AND RESTRICTED STOCK UNITS

Under the LTI Plans, eligible employees may be granted nontransferable Contingent Stock Rights ("CSRs"). In general, a CSR entitles the employee to receive, following completion of a specified Performance Period, a Final Award of up to the number of shares of Common Stock specified in the CSR ("Target Award"). The number of shares constituting a Final Award will depend upon the extent to which the Performance Target specified in the CSR is achieved or exceeded over the Performance Period, the employee's performance and other factors.

Under the 1990 Plan, eligible employees may be granted nontransferable Restricted Stock Units ("RSUs"). In general, an RSU entitles the employee to receive, following expiration of the restriction period and subject to the achievement of specified objectives, cash equal to the value of a share of Common Stock. The final number of RSUs which may be paid out in cash, which may not exceed the number of RSUs covered by the related grant, depends on the extent to which the performance objectives specified in the RSUs are achieved and the employee's individual contribution thereto.

The following table sets forth information with respect to grants of CSRs and RSUs made in 1995 to the named executives under the long-term incentive provisions of the 1990 Plan.

             LONG-TERM INCENTIVE PLAN-AWARDS IN LAST FISCAL YEAR(1)

                                                                          Estimated Future Payouts
                                                                      under Non-Stock Price-Based Plans
                                                                      ---------------------------------
             (a)                     (b)                 (c)             (d)         (e)        (f)
                                                     Performance
                                  Number of            or Other
                                Shares, Units        Period Until
                                   or Other           Maturation      Threshold     Target(2)  Maximum
            Name                  Rights(#)           or Payout          (#)          (#)        (#)
- -----------------------------   --------------      --------------    ----------    -------    --------
Alex Trotman.................   CSRs 150,000           1995-97            0         120,000    150,000
                                RSUs 27,000         Ret. + 18 mos.        0             n/a     27,000
W. Wayne Booker..............   CSRs 30,000            1995-97            0          24,000     30,000
                                RSUs 10,000         Ret + 18 mos.                       n/a     10,000
Edward E. Hagenlocker........   CSRs 50,000            1995-97            0          40,000     50,000
                                RSUs 10,000         Ret + 18 mos.                       n/a     10,000
Louis R. Ross................   CSRs 28,000            1995-97            0          22,400     28,000
Kenneth Whipple..............   CSRs 30,000            1995-97            0          24,000     30,000

- -------------------------------------------------------------
NOTES

(1) The entries in column (b) represent the number of shares specified in CSRs or RSUs granted in 1995.

CSRS

Performance Targets, the achievement of which determines the number of shares to be included in a Final Award, are determined by the Compensation and Option Committee (the "Committee"), which selects the persons who are eligible to receive CSRs. In general, grants of CSRs are made annually. The Performance Period ordinarily is five years for grants made prior to 1994 and three years for 1994 and future grants. For 1995, Performance Targets with respect to the CSRs reported in column (b) of this table cover the 1995-97 Performance Period and include essentially the same performance measures for each of the named executives.

Performance Targets with respect to the 1995-97 Performance Period include return on equity relative to the top 50 non-oil companies in the Fortune 500 each year and achievement of specific objectives for major product programs. Other Performance Targets for this Performance Period related to product quality, customer acceptance and relationships with employees.

During the Performance Period, CSR grantees are entitled to receive dividend equivalents with respect to the shares covered by the related Target Award, either in cash or in shares of Common Stock of equivalent value (subject to restrictions and earning out conditions) or in a combination of the two, as determined by the Committee. Dividend equivalents paid to the named executives in 1995 in cash are reported in column (e) of the Summary Compensation Table; dividend equivalents paid in the form of restricted stock are reported in column
(f) of that table.

After the end of a Performance Period, the Committee considers the extent to which the Company or a component has achieved or exceeded the Performance Targets as well as the individual performance of each grantee and determines the number of shares, if any, that will represent the Final Award for each grantee. Final Awards in the form of Common Stock made to the named executives in respect to the 1990-94 Performance Period are reported as "LTI Payouts" for 1994 under column (h) of the Summary Compensation Table.

Upon expiration of the applicable "Restriction Period" determined by the Committee, during which the shares representing Final Awards cannot be sold or otherwise disposed of and are subject to earning out conditions discussed below, shares of Common Stock or, if the Committee so determines, cash of equivalent value, are distributed to the individual. Dividends or dividend equivalents are paid on the number of shares represented by each Final Award.

The amount ultimately realized by an individual with respect to a Final Award will depend on the earning out conditions, which are explained below, and upon the value of the Company's Common Stock when the restrictions lapse.

Under the earning out conditions, if the employee's employment terminates by reason of a voluntary quit, retirement without Company approval, release in the best interest of the Company or discharge, or if the employee engages in competitive activity following termination, all of the employee's undistributed Final Awards, as well as outstanding CSRs, will be forfeited and cancelled unless a waiver is granted by the Committee. In addition, all of the employee's rights under any award will be forfeited if the Committee determines that the employee has acted in a manner inimical to the Company's best interests. Shares of

Common Stock representing a Final Award are distributed to the employee free of restrictions and conditions after the expiration of the Restriction Period.

RSUS

The Committee establishes the performance objectives for the RSUs and selects the persons who are eligible to receive RSUs. For the 1995 grants reported in column (b) of the table on page 26, the performance objective is the successful implementation of the Company's globalization program. Achievement of this objective will be measured against the seven strategies described in the Compensation and Option Committee Report on Executive Compensation under "Long-Term Compensation" (page 19).

During the applicable Restriction Period determined by the Committee, RSU grantees are entitled to receive dividend equivalents payable in cash on the number of shares covered by the related grant. Dividend equivalents paid to the named executives in 1995 in cash are included in column (e) of the Summary Compensation Table.

During the Restriction Period the RSUs cannot be sold or otherwise disposed of and are subject to the same earning out conditions discussed above that are applicable to CSRs.

The Committee considers the extent to which the performance objectives have been accomplished and determines the number of RSUs, if any, that will be paid out in cash for each grantee. Cash of equivalent value, based on the number of shares covered by the RSUs finally determined, is paid to the individual after expiration of the Restriction Period. No RSUs were paid out in 1995 to any of the named executives.

Like CSRs, the amount ultimately realized by an individual with respect to an RSU grant will depend on the achievement of performance objectives, compliance with earning out conditions explained above and the value of the Company's Common Stock when the restrictions lapse.

(2)No payout targets were established in connection with the grants of RSUs.

PERFORMANCE GRAPHS

SEC proxy rules require a performance graph that compares the performance of the Company's Common Stock against Standard & Poor's 500 Stock Index and a published industry or line of business index or a group of "peer issuers," covering a five-year period. The Company has selected the other two principal U.S. automobile manufacturers as the "peer issuers" for the purposes of the line graph. Such an approach is thought to be more informative since relevant "line of business" indices merely combine the three U.S. automakers. A similar performance graph covering a ten-year period also is set forth in order to show the relative stock performance in the context of a period that more closely represents a full business cycle in the industry. Both graphs assume an investment of $100 at the beginning of the period and quarterly reinvestment of dividends.

             COMPARISON OF FIVE-YEAR CUMULATIVE SHAREHOLDER RETURN FORD, GENERAL MOTORS, CHRYSLER AND S&P 500 STOCK INDEX

      MEASUREMENT PERIOD                                 GENERAL
    (FISCAL YEAR COVERED)                 FORD           MOTORS         CHRYSLER         S&P 500
1990                                       100             100             100             100
1991                                       113              88              98             131
1992                                       179             102             273             140
1993                                       278             176             461             155
1994                                       247             138             434             157
1995                                       267             177             507             215

              COMPARISON OF TEN-YEAR CUMULATIVE SHAREHOLDER RETURN
             FORD, GENERAL MOTORS, CHRYSLER AND S&P 500 STOCK INDEX

      MEASUREMENT PERIOD                                  GENERAL
    (FISCAL YEAR COVERED)                  FORD           MOTORS         CHRYSLER         S&P 500
1985                                       100             100             100             100
1986                                       152             100             123             119
1987                                       211             100             114             125
1988                                       297             145             138             146
1989                                       272             157             107             192
1990                                       180             137              78             186
1991                                       203             120              76             242
1992                                       322             139             213             261
1993                                       499             241             359             287
1994                                       444             188             337             291
1995                                       490             242             394             400

RETIREMENT PLANS

The General Retirement Plan (the "GRP") provides a non-contributory benefit for each year of non-contributory participation, and added benefits associated with contributory participation. The Company also has two additional plans: a Supplemental Executive Retirement Plan (the "SERP"), under which certain executives, including the persons named in the Summary Compensation Table on page 22, may be entitled to an additional annual payment following retirement based on years of credited service and final average base salary and/or conditional annuities based on Company earnings, the executive's performance and other factors; and a Benefit Equalization Plan (the "BEP"), under which eligible employees, including the persons named in the table on page 22 receive benefits substantially equal to those the GRP would have provided but for certain Internal Revenue Code limitations.

For purposes of illustration, there are shown in the following table the amounts of annual retirement benefits that would be payable at normal retirement (age 65 or later) on January 1, 1996. Benefits are shown for various rates of final average base salary, assuming that employee contributions were made for the periods indicated. Employees who have completed at least one year of service (three months effective January 1, 1996) contribute at the rate of 1 1/2% of base salary (3 1/2% of base salary over $1,150 a month prior to 1989). The table shows total amounts payable under the GRP, SERP and BEP, including amounts attributable to employee contributions.

                          ANNUAL CONTRIBUTORY PENSIONS
                                YEARS OF SERVICE

Final Average
 Base Salary       20 Years       25 Years       30 Years       35 Years       40 Years
- -------------     ----------     ----------     ----------     ----------     ----------
 $   200,000      $   83,850     $  105,110     $  126,380     $  147,640     $  167,090
     400,000         194,530        243,840        293,160        342,470        387,690
     600,000         305,210        382,570        459,940        537,300        608,290
     800,000         423,890        531,300        638,720        746,130        844,890
   1,000,000         530,570        665,030        799,500        933,960      1,057,490
   1,200,000         637,250        798,760        960,280      1,121,790      1,270,090
   1,400,000         743,930        932,490      1,121,060      1,309,620      1,482,690
   1,600,000         850,610      1,066,220      1,281,840      1,497,450      1,695,290
   1,800,000         957,290      1,199,950      1,442,620      1,685,280      1,907,890
   2,000,000       1,063,970      1,333,680      1,603,400      1,873,110      2,120,490

The compensation covered by the GRP, SERP and BEP is the employee's base salary and is identical to the compensation disclosed as "Salary" in the Summary Compensation Table. The GRP and BEP benefits generally are computed on the basis of the average of the employee's highest five consecutive annual base salaries in the ten years immediately preceding retirement. SERP benefits generally are computed on the basis of the average of the employee's final five year-end annual base salaries immediately preceding retirement. No conditional annuities were awarded in 1993 or 1994. A conditional annuity was awarded to

Mr. Trotman for 1995 and to Mr. Ross in prior years. Assuming retirement at age 65 and satisfaction of all earning out conditions, the estimated percentage of total annual retirement benefits to be paid to Mr. Trotman under his annuity is 2%. Based on his retirement on January 1, 1996, the estimated percentage of total annual retirement benefits to be paid to Mr. Ross under his annuity is 18%.

As of December 31, 1995, the credited years of service for each of the executives named in the Summary Compensation Table on page 22 are as follows:
Alex Trotman, 40 years (including service in Britain); W. Wayne Booker, 37 years; Edward E. Hagenlocker, 31 years; Louis R. Ross, 41 years; and Kenneth Whipple, 37 years.

The GRP and BEP benefits are computed as a joint and survivor annuity. The SERP benefit is computed as a straight-life annuity. Benefits payable under the plans are not reduced for Social Security or other offsets.

In 1995, the Company established the 1995 Select Retirement Plan ("SRP"), a voluntary retirement program for certain U.S. supplemental compensation roll and above employees selected by the Company to participate. The SRP adds three years of age and contributory service to the otherwise eligible employee's attained age and service for retirement benefits purposes, with a floor on the increase of the employee's monthly benefits under any applicable retirement plans of 15% and uses final pay for three of the five years for calculating average pay. SRP benefits also include continuation of health and life insurance on the same terms as other retiring employees and pre-decision counseling and reemployment assistance. To participate in the SRP, an employee must be selected by management and generally must be at least age 55 and have 10 or more years of credited service under the Company's retirement plans.

Mr. Ross retired under the Company's Executive Separation Allowance Plan on January 1, 1996. Because Mr. Ross is eligible for the SRP, his benefit under this plan reflects the added three years of age and service. At age 65, Mr. Ross will receive benefits under the Company's retirement plans that will reflect the improvements provided by the SRP.

PROPOSAL 1

RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

The By-Laws of the Company provide that the Audit Committee of the Board of Directors each year shall select and engage on behalf of the Company independent public accountants to audit the books of account and other corporate records of the Company for such year. The By-Laws of the Company also provide that the Audit Committee's selection of independent public accountants for each fiscal year shall be made in advance of the annual meeting of stockholders in such fiscal year and shall be submitted for ratification or rejection at such meeting. If the stockholders should reject the selection of the Audit Committee, the Committee would reconsider the selection.

The Audit Committee has selected Coopers & Lybrand L.L.P. to audit the books of account and other corporate records of the Company for the year 1996. This firm has audited the Company's books since 1946 and is considered to be well qualified. Representatives of Coopers & Lybrand L.L.P. are expected to be present at the meeting with the opportunity to make a statement and to respond to appropriate questions.

For 1995, the Company paid Coopers & Lybrand L.L.P., its principal independent public accountants, $25 million for world-wide audit and nonaudit services. (Additional information concerning the Audit Committee appears on page 11.) The Company will present to the meeting the following resolution:

"RESOLVED: That the selection, by the Audit Committee of the Board of Directors, of Coopers & Lybrand L.L.P. as independent public accountants to audit the books of account and other corporate records of the Company for 1996 be and hereby is ratified."

Adoption of this proposal requires approval by a majority of the votes that could be cast by stockholders who are present in person or by proxy at the meeting, computed in the case of each share as described in the second paragraph on page 1 of this Proxy Statement.

Spaces are provided in the accompanying form of proxy for specifying approval, disapproval or abstention as to this proposal, which is identified as Proposal 1.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 1.

PROPOSAL 2

RELATING TO THE ESTABLISHMENT OF TERM LIMITS FOR OUTSIDE DIRECTORS

Mrs. Evelyn Y. Davis, Suite 215, Watergate Office Building, 2600 Virginia Ave., NW, Washington, D.C. 20037, and Highlights and Lowlights, who state that they are the owners of 200 shares and two shares, respectively, of Common Stock of the Company, have informed the Company that they intend to present the following proposal at the meeting:

"RESOLVED: That the stockholders of Ford Motor recommend that the Board take the necessary steps so that future outside directors shall not serve for more than six years.

"REASONS: The President of the U.S.A. has a term limit, so do Governors of many states. Newer directors may bring in fresh outlooks and different approaches with benefits to all shareholders. No director should be able to feel that his or her directorship is until retirement. Term Limits for members of Congress was part of the Contract with America.

"If you AGREE, please mark your proxy FOR this resolution."

Adoption of this proposal requires approval by a majority of the votes that could be cast by stockholders who are present in person or by proxy at the meeting, computed in the case of each share as described in the second paragraph on page 1 of this Proxy Statement.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" PROPOSAL 2.

The Board of Directors believes that adoption of this proposal would be contrary to the interests of the Company and its stockholders. The Company's By-Laws provide that a director may not be re-elected following age 70 (unless the Board waives the limitation for single-year periods for specific persons). This has resulted in an appropriate amount of turnover on the Board. For example, since 1986, eight outside directors have retired from the Board while six new outside directors have joined the Board.

A company as large and complex as Ford Motor Company, competing in diverse and demanding markets worldwide, is well served by a combination of continuity of service and the introduction of newer members on its Board. The Company's present policy provides that combination. Imposing a further limitation on Board service as proposed by this resolution would prematurely deprive the Company of the experience and knowledge its outside directors have acquired. For example, if the proposed resolution had been in effect this year, nine of the eleven outside directors who are nominees for reelection would be ineligible to serve.

The Board opposes this resolution because it believes that term limits unnecessarily curtail the useful tenure of directors while providing no demonstrable benefit to the Company or its stockholders.

Spaces are provided in the accompanying form of proxy for specifying approval, disapproval or abstention as to this proposal, which is identified as Proposal 2.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" PROPOSAL 2.

PROPOSAL 3

RELATING TO THE DISCONTINUANCE OF OPTIONS, RIGHTS, AND STOCK APPRECIATION RIGHTS FOR MANAGEMENT AND THE BOARD OF DIRECTORS

Robert D. Morse of 212 Highland Ave., Moorestown, New Jersey 80857, who states that he is the owner of 400 shares of Common Stock of the Company, has informed the Company that he intends to present the following proposal at the meeting:

"PROPOSAL: That the directors of the company consider the discontinuance of all options, rights, SAR's, etc. after termination of existing agreements with management and directors. This does not include programs for other employees of the company.

"REASONS: The claim that such programs holds and retains qualified personnel does not hold true. Many management persons have left for other positions by being offered larger options to lure them.

"Shareholders equity is diminished when the stock or profits are distributed; also the expenses of proxy pages printed to outline programs and unmentioned cost of record keeping and distribution would be saved yearly.

"Management and directors are compensated enough to acquire stock on the open market just as you and I, if we are so inclined. They also may have benefits of bonuses, life insurance programs, retirement benefits and company perks. When is ENOUGH? Please vote YES!

"If company directors fail to take this action the recommended nominees can be voted down time after time until they see that salaries are sufficient remuneration."

Adoption of this proposal requires approval by a majority of the votes that could be cast by stockholders who are present in person or by proxy at the meeting, computed in the case of each share as described in the second paragraph on page 1 of this Proxy Statement.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" PROPOSAL 3.

The use of stock-based awards as an element of total compensation is common to most major corporations. These awards enable companies to transform a portion of the cash compensation that otherwise would be immediately payable into a form of risk compensation in which the recipient benefits only if the company is successful -- an approach which aligns the interests of the executives and all stockholders because all benefit from increases in the value of the company's stock.

The proposal incorrectly characterizes stock-based awards as an added "perk" of employment. In fact, such awards are an integral part of the Company's overall compensation program (see the Compensation and Option Committee Report, pages 17-19). As indicated in the Committee's Report, such awards are made not only to assure that the overall compensation of senior executives remains competitive, but also to link directly senior executive compensation with the Company's long-term performance. To that end, Common Stock that is finally awarded under the long-term incentive program generally is restricted from sale until eighteen months after the recipient's retirement, and stock options become exercisable only to the extent of 25% of the grant each year following the grant, in both cases emphasizing the long-term performance orientation of the program and the linkage of executive compensation with the interests of stockholders.

If the proposal were implemented, stock-based incentives could no longer be awarded to senior executives. The Company's compensation program would then be uncompetitive, both within the automotive industry and when compared with other major U.S. corporations, and alternative, potentially more costly, compensation arrangements would have to be developed.

The Board opposes the proposal because it believes that the Company and its stockholders are best served by a compensation program that includes a long-term compensation component whose value is directly tied to the value of the Company's Common Stock.

Spaces are provided in the accompanying form of proxy for specifying approval, disapproval or abstention as to this proposal, which is identified as Proposal 3.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" PROPOSAL 3.

PROPOSAL 4

RELATING TO SALARY INCREASES AND STOCK OPTION GRANTS IN THE EVENT THE DIVIDEND IS CUT

Edward S. George of 89 Corning Hill, Glenmont, New York 12077, who states that he is the owner of 9,000 shares of Common Stock of the Company, has informed the Company that he intends to present the following proposal at the meeting:

"Whereas the dividend is the first casualty in any economic downturn and the stockholder is the first casualty and the last to benefit from an upturn, be it

"RESOLVED: That when a dividend is cut, it is recommended that no salaries will be increased or stock options allowed for executive officers or directors until the dividend is restored to the original amount before the cut.

"The bullet must be large enough to enable the executives and directors as well as the stockholders to get their teeth on it."

Adoption of this proposal requires approval by a majority of the votes that could be cast by stockholders who are present in person or by proxy at the meeting, computed in the case of each share as described in the second paragraph on page 1 of this Proxy Statement.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" PROPOSAL 4.

The proposal seeks to preempt the Board's discretion with respect to executive compensation by barring salary increases and the granting of options to senior executives in the event the dividend is reduced. The Board believes that implementation of the proposal is unnecessary and unwarranted and not in the Company's best interests.

In opposing this proposal, the Board wishes to note that since the first quarter of 1994, the Common Stock dividend has been increased four times, representing a cumulative increase of 75%. At year-end 1995, the dividend yield on the Common Stock was the highest of any major automotive company in the world.

The Compensation and Option Committee Report on Executive Compensation (pp. 14-21) describes in detail the many factors the Committee takes into account in determining the compensation to be paid to senior executives. Compensation levels are determined based on Company performance over a wide range of criteria (including product quality, customer satisfaction, affordable products and Company profitability) and must be competitive in order to attract and retain high quality executives. The proposal would make the size of the dividend the single controlling factor in determining executive compensation levels and could be counterproductive, particularly in a cyclical industry, in those periods when earnings do not justify a particular dividend level and extra management effort is necessary to maintain the Company's competitiveness. It is appropriate and desirable, from a compensation standpoint, to incentivize management under these circumstances. All shareholders, of course, share in the benefits of that effort.

The Board believes that the Company's compensation determinations should not be arbitrarily limited to a single factor -- dividends -- but rather that the Company should be able to base its compensation decisions on a mix of factors the goal of which is to provide a competitive compensation program that will inure to the benefit of the Company and all shareholders.

Spaces are provided in the accompanying form of proxy for specifying approval, disapproval or abstention as to this proposal, which is identified as Proposal 4.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" PROPOSAL 4.

PROPOSAL 5

RELATING TO A REPORT ON THE COMPANY'S STANDARDS FOR ITS INTERNATIONAL OPERATIONS

A number of stockholders have informed the Company that they intend to present the following proposal at the meeting. The names, addresses and information as to the number of shares owned by each of them will be provided by the Company upon request.

"WHEREAS, our company, as a major global corporation, faces an increasing number of complex problems which also affect our interests as shareholders. The international context within which our company operates is becoming increasingly diverse as we approach the year 2000.

"Companies operating in this global economy are faced with important concerns arising from diverse cultures and political and economic contexts, some which force management to address issues beyond the traditional business focus. These concerns include human rights, just wages and safe working conditions, freedom of association, non-discrimination, child and forced labor, the environment, and sustainable community development.

"We believe global companies need to develop comprehensive codes of conduct to guide the formulation of company policies, programs and practices to address the new challenges they face in the global marketplace. In fact many companies are recognizing these challenges and revising their traditional codes and guidelines to meet these new realities.

"For example, our company needs to develop and implement clear guidelines for its maquiladora operations in Mexico, where its employees are receiving marginal survival wages. Our company should be in a position to assure shareholders that its employees are paid a sustainable community wage which enables them to meet basic needs, set aside money for future purchases and earn enough discretionary income to participate in support of the development of small businesses in a local community. Improving the quality of life for employees in Mexico and their communities can lead to productivity and enhance the bottom line for the company.

"RESOLVED, the shareholders request the Board of Directors to review or amend, where applicable, its code or standards for its international operations and to report a summary of this review to shareholders by September 1996.

                              SUPPORTING STATEMENT

"We recommend the review include the following areas:

1. A report of wages, with the intention of paying employees at a sustainable community wage level, measured in terms of real purchasing power, and paying equal salaries for equal work regardless of gender, age, race, religion, class, or culture.

2. A report of how company employment practices are implemented in all operations with respect to employees' rights to freedom of association, labor organization, collective bargaining, right to strike, and hiring practices (including child and forced labor).

3. A description of policies which are designed to protect human rights -- civil, political, social and economic -- consistent with respect for human dignity and international human rights standards.

4. Establishment of consistent standards for workers' health and safety, practices for handling hazardous wastes and protecting the environment, as well as promoting a fair and dignified quality of life for workers and their communities.

5. Plans for improving local infrastructure in communities where plants are located, including housing, potable water, and sewage systems.

6. Report on other categories (such as child care, training programs for workers, upgrading management and mechanical skills of employees) that the company believes are essential to its global operations."

Adoption of this proposal requires approval of a majority of the votes that could be cast by stockholders who are present in person or by proxy at the meeting, computed in the case of each share as described in the second paragraph on page 1 of this Proxy Statement.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" PROPOSAL 5.

The Board is opposed to this proposal on the grounds that it would be extremely burdensome and costly to implement, and, in the Board's view, would not produce any significant change in policy or practice or otherwise benefit the Company or its stockholders.

The Board is fully aware of the Company's policies as they relate to employment matters and is satisfied that these policies adequately protect employees at all Company locations. While it is not practicable to set forth here all such policies and related practices, a few examples that address matters raised by the proposal are worth noting.

- - Ford policy prohibits discrimination in hiring or promotional opportunity based on color, race, religion, gender or country of national origin.

- - Ford policy requires that all of its facilities comply with applicable laws, including laws dealing with worker health, safety, welfare, wages and benefits and the environment.

- - Ford provides wages and benefits that are fully competitive with, and in many cases exceed, compensation that is paid in the local labor market.

- - Ford recognizes the right of workers to organize, to bargain collectively and to join labor organizations.

- - Working conditions at Ford facilities generally exceed local law requirements.

- - Ford maintains extensive employee training programs at Company locations, and training is offered without regard to color, race, religion, gender or country of national origin.

- - Ford does not employ child labor (even where local law might otherwise permit it), nor does it employ prison or forced labor.

The proposal refers to the Company's maquiladora operations in Mexico. A proposal similar to the current proposal and addressing employment practices at the Company's maquiladoras was included in last year's proxy statement. In response to that proposal, the Board noted that Ford's maquiladoras meet very high standards for responsible environmental, health, safety, personnel and community relations policies; that these facilities generally follow the same environmental, personnel and other policies and practices as do Ford operations in the United States; that Ford provides wages and benefits to its maquiladora employees that are equal to or better on average than does the typical non-maquiladora or the facing labor market competition; and that working conditions and benefits exceed those required by local or federal laws. A comprehensive report on the Company's maquiladora operations was prepared and made available to stockholders last year and remains available on request.

For the foregoing reasons, the Board believes that the proposal and the action it calls for are unnecessary and not in the best interests of the Company or its stockholders.

Spaces are provided in the accompanying form of proxy for specifying approval, disapproval or abstention as to this proposal, which is identified as Proposal 5.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" PROPOSAL 5.

PROPOSAL 6

RELATING TO THE MACBRIDE PRINCIPLES

A number of stockholders have informed the Company that they intend to present the following proposal at the meeting. The names, addresses and information as to the number of shares owned by each of them will be provided by the Company upon request.

"WHEREAS, Ford Motor Co. operates a wholly-owned subsidiary in Northern Ireland, Ford Motor Co. Ltd.;

"WHEREAS, the on-going peace process in Northern Ireland encourages us to search for non-violent means for establishing justice and equality;

"WHEREAS, employment discrimination in Northern Ireland has been cited by the International Commission of Jurists as being one of the major causes of the conflict in that country;

"WHEREAS, Dr. Sean MacBride, founder of Amnesty International and Nobel Peace laureate, has proposed several equal opportunity employment principles to serve as guidelines for corporations in Northern Ireland. These include:

1. Increasing the representation of individuals from underrepresented religious groups in the workforce including managerial, supervisory, administrative, clerical and technical jobs.

2. Adequate security for the protection of minority employees both at the workplace and while traveling to and from work.

3. The banning of provocative religious or political emblems from the workplace.

4. All job openings should be publicly advertised and special recruitment efforts should be made to attract applicants from underrepresented religious groups.

5. Layoff, recall, and termination procedures should not, in practice, favor particular religious groupings.

6. The abolition of job reservations, apprenticeship restrictions, and differential employment criteria, which discriminate on the basis of religion or ethnic origin.

7. The development of training programs that will prepare substantial numbers of current minority employees for skilled jobs, including the expansion of existing programs and the creation of new programs to train, upgrade, and improve the skills of minority employees.

8. The establishment of procedures to assess, identify and actively recruit minority employees with potential for further advancement.

9. The appointment of a senior management staff member to oversee the company's affirmative action efforts and the setting up of timetables to carry out affirmative action principles.

"RESOLVED, Shareholders request the Board of Directors to:

1. Make all possible lawful efforts to implement and/or increase activity on each of the nine MacBride Principles.

                              SUPPORTING STATEMENT

"We believe that our company benefits by hiring from the widest available talent pool. An employee's ability to do the job should be the primary consideration in hiring and promotion decision. Continued discrimination and worsening employment opportunities have been cited as contributing to support for a violent solution to Northern Ireland's problems. Implementation of the MacBride Principles by Ford Motor Co. will demonstrate its concern for human rights and equality of opportunity in its international operations.

"Please vote your proxy FOR these concerns."

Adoption of this proposal requires approval by a majority of the votes that could be cast by stockholders who are present in person or by proxy at the meeting, computed in the case of each share as described in the second paragraph on page 1 of this Proxy Statement.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" PROPOSAL 6.

In 1987, Ford published a comprehensive study of fair employment practices at the Belfast Plant of Ford Britain and adopted a fair employment policy for Northern Ireland. Periodic updates of the policy have been published since that time. The Ford policy closely follows the MacBride Principles and is virtually indistinguishable from them in its fair employment guarantees.

The Company routinely permits investigation and assessment of the Belfast Plant by the Investor Responsibility Research Center, a non-partisan, non-profit group based in Washington, D.C. The Center has confirmed that the percentage of Ford minority (Catholic) employees exceeds their proportion in the working age population. The Center also has found Ford's policies to be consistent with the fair employment intentions of the MacBride Principles.

There are a few differences between the Ford policy and the MacBride Principles. For example, one of the MacBride Principles asks employers to be responsible for physical security arrangements for employees while traveling to and from work. Ford is unable to provide such arrangements outside of its facilities and therefore has not implemented that principle. Another of the MacBride Principles would make religion a criterion for layoffs, in violation of Ford's labor union agreements.

Proposals similar to the present one were submitted for shareholder vote at the 1991 and 1992 Annual Meetings. The proposals were rejected each time by more than 94% of the votes cast.

The Board reaffirms Ford's commitment to fair employment in Northern Ireland but opposes the proposal because it is unnecessary and, insofar as it calls for actions such as security arrangements outside of plant facilities, impractical and not possible to implement at any reasonable cost.

Spaces are provided in the accompanying form of proxy for specifying approval, disapproval or abstention as to this proposal, which is identified as Proposal 6.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" PROPOSAL 6.

ANNUAL REPORT AND OTHER MATTERS

The Annual Report of the Company for the year 1995, including financial statements, was recently mailed to the Company's stockholders. A complete list of the stockholders of record entitled to vote at the Annual Meeting will be open and available for examination by any stockholder, for any purpose germane to the meeting, between 9:00 A.M. and 5:00 P.M. at the Kansas City Marriott Downtown Hotel, 200 W. 12th Street, Kansas City, Missouri, for ten days prior to the meeting.

EXPENSES OF SOLICITATION

The cost of soliciting proxies in the accompanying form will be borne by the Company. The Company does not expect to pay any compensation for the solicitation of proxies, but may pay brokers, nominees, fiduciaries and other custodians their reasonable fees and expenses for sending proxy material to principals and obtaining their instructions. In addition to solicitation by mail, proxies may be solicited in person, or by telephone, facsimile transmission or other means of electronic communication, by directors and by officers and other regular employees of the Company.

                                             By Order of the Board of Directors,

                                                        JOHN M. RINTAMAKI
                                                        JOHN M. RINTAMAKI
                                                            Secretary
April 9, 1996

HOW TO ATTEND THE ANNUAL MEETING

STOCKHOLDERS OF RECORD: When you complete your proxy, check off the box to let us know whether or not you plan to attend the meeting. If you answer yes, we will mail you a ticket which will admit the stockholder(s) and one guest. If your ticket does not arrive in time, we will be able to issue you a ticket at the door.

"STREET NAME" HOLDERS: Since most brokers do not participate in our advance ticket plan, tell your broker you are planning to attend the meeting and would like a "proxy." Simply bring that form to the meeting and we will be able to issue you a ticket at the door. If you cannot get a proxy in time, we will still be able to issue you a ticket at the door if you bring a copy of your most recent brokerage account statement showing that you own Ford stock in street name.

                                                 NOTICE OF
                                                 1996
                                                 ANNUAL MEETING
                                                 OF STOCKHOLDERS
                                                 AND
                                                 PROXY STATEMENT

[RECYCLE LOGO]        [PRINTED WITH SOYINK LOGO]

This Proxy Statement is printed
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                                                       [FORD LOGO]
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                                 [FORD LOGO]

                              FORD MOTOR COMPANY

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS

     The undersigned hereby appoints CLIFTON R. WHARTON, JR., JOHN M.DEVINE AND JOHN M.RINTAMAKI, or any of them, proxies with power of substitution, to vote all the shares of Common Stock which the undersigned is entitled to vote on all matters, unless the contrary is indicated on the reverse side hereof, which may come before Ford Motor Company's Annual Meeting of Stockholders to be held at the Kansas City Marriott Downtown Hotel, 200 W. 12th Street, Kansas City, Missouri, at 10:00 A.M., Central Daylight Time, on May 9, 1996, and any adjournments thereof.

     THE PROXIES SHALL VOTE THE SHARES REPRESENTED BY THIS PROXY IN THE MANNER INDICATED ON THE REVERSE SIDE HEREOF. UNLESS A CONTRARY DIRECTION IS INDICATED, THE PROXIES SHALL VOTE THE SHARES (A) "FOR" THE ELECTION AS DIRECTORS OF ALL THE NOMINEES NAMED IN THE PROXY STATEMENT AND LISTED ON THE REVERSE SIDE OR ANY OTHER PERSON SELECTED BY THE BOARD OF DIRECTORS IN SUBSTITUTION FOR ANY OF THE NOMINEES AND (B) "FOR" PROPOSAL 1 AND "AGAINST" PROPOSALS 2, 3, 4, 5 AND 6, EACH OF WHICH IS SET FORTH IN THE PROXY STATEMENT.

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____________________________________________________________________
ADDRESS CHANGE: PLEASE NOTE CHANGE HERE AND MARK BOX ON REVERSE SIDE

                                                                                        (Continued and to be signed on reverse side)



____________________________________________________________________


                                                                                                                        Please mark
                                                                                                                  /X/   your votes
                                                                                                                         this way


THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF ALL MANAGEMENT
    NOMINEES AND FOR PROPOSAL 1 AND AGAINST PROPOSALS 2, 3, 4, 5 AND 6.

                                                        FOR  AGAINST  ABSTAIN                                 FOR  AGAINST  ABSTAIN
Election of 13 directors:   Proposal 1--Ratification     / /    / /     / /   Proposal 4--Relating to Salary  / /    / /     / /
Michael D. Dingman; Edsel   of Selection of Independent                       Increases and Stock Options in
B. Ford II; William Clay    Public Accountants                                the Event the Dividend is Cut
Ford; William Clay Ford,
Jr.; Roberto C. Goizueta;   Proposal 2--Relating to Term / /    / /     / /   Proposal 5--Relating to a       / /    / /     / /
Irvine O. Hockaday, Jr.;    Limits for Outside Directors                      Report on Standards for
Marie-Josee Kravis; Drew                                                      International Operations
Lewis; Ellen R. Marram;
Carl E. Reichardt; John     Proposal 3--Relating to      / /    / /     / /   Proposal 6--Relating to the     / /    / /     / /
L. Thornton; Alex Trotman   Discontinuance of Stock                           MacBride Principles
and Clifton R. Wharton,     Options and Stock
Jr.                         Appreciation Rights

  FOR       WITHHELD    WITHHELD for the following                                               PLAN TO      YES     NO
  all       for all     only, write name below:                                                  ATTEND       / /     / /
nominees    nominees                                                                             MEETING
  / /         / /       __________________________

                                                                                                            ADDRESS   / /
                                                                                                            CHANGE


Signature(s)__________________________________________________________________________________        Date________________________
NOTE: Please sign exactly as name appears above. When shares are held by joint tenants, both should sign. When  signing as attorney, executor, administrator, trustee or guardian, please give full title as such.


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